SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

EnPro Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

March 24, 2008

To Our Shareholders:

On behalf of the board of directors and management of EnPro Industries, Inc., we cordially invite you to our annual meeting of shareholders. The meeting will be held at the Renaissance Charlotte SouthPark Hotel, 5501 Carnegie Boulevard, Charlotte, North Carolina on Wednesday, April 30, 2008, at 11:00 a.m. At this year’s annual meeting, shareholders will be asked to elect eight directors, approve a technical amendment to our articles of incorporation and ratify the selection of auditors for this year, all as more fully described in the attached proxy statement.

This year’s annual meeting is particularly important. Your vote is critical. The vote this year will be a referendum on your board’s strategy to build shareholder value. This is the board which, over the past six years, has directed the execution of a strategic plan that has delivered strong returns to our shareholders, including significant growth in sales and profitability and an appreciation in share price of over 300%.

We have delivered these returns because we have effectively executed EnPro’s four corporate strategies — increasing operational efficiency, offering new products and entering new markets, strengthening the mix of our business, and managing asbestos settlements and cash flows. As we have executed these strategies, we have prudently invested our capital to improve facilities, equipment and infrastructure and to make bolt-on acquisitions that have enhanced our existing lines of business.

To provide additional value to shareholders, we announced on March 3, 2008 a two-step $100 million share repurchase program — approximately $50 million of which has already been substantially completed. This program allows us to return cash to shareholders and at the same time maintain the financial strength we need to carry out our long-term plan.

As you may know, Steel Partners II, L.P., a hedge fund, has recently requested that we engage in an immediate repurchase of $150 million of our stock or, alternatively, initiate a process exploring other ways to maximize shareholder value, including a sale of the company. Steel Partners threatened to nominate five individuals for election to our board at this year’s annual meeting if we do not pursue their suggestions. This would give Steel Partners control of the board and the company.

We strongly believe that the current board will provide the direction necessary for EnPro to continue on the path it has set over the past six years, a path that has provided remarkable increases in our operating performance and extraordinary returns to our shareholders. Our analysis shows Steel Partners’ demand for a $150 million share repurchase program would undercut our strong financial position, create excessive risk for the company, limit our ability to withstand a downturn in our businesses and jeopardize our strategies.

Regarding Steel’s suggestion that the company be sold, the board believes pursuit of its strategic plan will deliver superior value to shareholders. Moreover, conditions in the debt markets have made acquisition financing difficult to arrange for both strategic and private equity buyers. For these and other reasons, the board is convinced that conditions do not favor the sale of the company at a full price.

Despite the fact we communicated this analysis to them, and despite our recent announcement of a $100 million share repurchase program, Steel Partners has launched its effort to remove control of your company from an experienced and successful board by seeking to have their representatives elected to fill five out of our total of eight board seats.

Our nominees are committed to our four corporate strategies, and we are confident that our ability to execute these strategies will continue to contribute to improvements in our financial performance and will optimize shareholder value.

We urge you to read this Proxy Statement carefully, and to vote for your board’s nominees and reject Steel Partners’ nominees. Do NOT sign any gold proxy card provided by Steel Partners or its representatives. No matter how many shares you may own, it is important that your shares be represented at this meeting. Please vote in favor of your board’s nominees as soon as possible either by marking, signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope or by casting your vote by telephone or over the Internet, whether or not you plan to attend the meeting. Instructions are on the WHITE proxy card.

Sincerely,

William R. Holland Chairman	Ernest F. Schaub President and Chief Executive Officer

This proxy statement is dated March 24, 2008 and is first being mailed to shareholders on or about March 25, 2008.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

NOTICE TO SHAREHOLDERS:

THE ANNUAL MEETING OF SHAREHOLDERS of EnPro Industries, Inc., a North Carolina corporation, will be held at the Renaissance Charlotte SouthPark Hotel, 5501 Carnegie Boulevard, Charlotte, North Carolina on Wednesday, April 30, 2008 at 11:00 a.m. to:

1.	Elect eight directors to hold office until the next annual shareholders’ meeting or until their respective successors are elected and qualified;

2.	Approve an amendment to our articles of incorporation to clarify the provision restricting our repurchase of shares;

3.	Ratify the selection of PricewaterhouseCoopers LLP as our external auditors for 2008; and

4.	Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Information about these matters is contained in the proxy statement attached to this notice.

The board of directors has fixed February 29, 2008 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only those who were registered shareholders at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

The board hereby solicits a proxy for use at the meeting, in the form accompanying this notice, from each holder of our common stock. Shareholders may withdraw their proxies at the meeting if they desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting of the proxies at the meeting.

It is important that you be represented at the meeting regardless of the number of shares you own. To help us minimize the expense associated with collecting proxies, please execute and return the enclosed WHITE proxy card promptly or cast your votes by telephone or over the Internet. No postage is required if the proxy is mailed in the United States.

By Order of the Board of Directors,

Richard L. Magee
Secretary

March 24, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2008:

The proxy statement and 2007 annual report to shareholders are available at www.enproindustries.com/investor.

2008 ANNUAL MEETING OF SHAREHOLDERS
OF
ENPRO INDUSTRIES, INC.

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of EnPro Industries, Inc., in connection with our annual meeting of shareholders to be held on Wednesday, April 30, 2008, at 11:00 a.m. at the Renaissance Charlotte SouthPark Hotel, 5501 Carnegie Boulevard, Charlotte, North Carolina, and at any adjournment or postponement of the meeting. You may use the enclosed WHITE proxy card whether or not you attend the meeting. If you are a registered stockholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or over the Internet by following the instructions on your proxy card. If your shares are held in the name of a bank, broker or other nominee, which is referred to as holding in “street name,” you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures depend on their voting arrangements.

Your vote is very important. For this reason, we encourage you to date, sign, and return the WHITE proxy card in the enclosed envelope. Doing so will permit your shares of our common stock to be represented at the meeting by the individuals named on the enclosed proxy card.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2007 annual report, including financial statements, with this proxy statement to each registered shareholder. We will begin mailing these materials on or around March 25, 2008. Any shareholder may receive an additional copy of these materials by request to our investor relations department. You may reach the investor relations department via email to investor@enproindustries.com or by calling 704-731-1522.

In addition to voting on the nominees being recommended by your current board of directors, you may be solicited for support for a dissident slate of director candidates representing the interests of the Steel Partners hedge fund and its principal, Warren Lichtenstein. EnPro strongly urges you not to support their efforts and instead, to vote for the slate of directors nominated by the board and presented on the enclosed WHITE proxy card.

BACKGROUND OF THE SOLICITATION

Our board’s nominating and corporate governance committee met on February 13, 2008 and nominated the eight incumbent candidates for re-election to the board. At that time, the board had not finalized the selection of our new Chief Executive Officer and President, Stephen E. Macadam. On March 12, 2008, in light of the hiring of Mr. Macadam effective April 14, 2008 and the upcoming retirement of Ernest F. Schaub, the nominating and corporate governance committee revised its board nominations to add Mr. Macadam to the slate in place of Mr. Schaub. The board approved the revised slate of nominees on March 12, 2008.

Steel Partners has nominated five candidates for election to our board of directors, constituting a majority of the eight-person board. The election contest comes about as a result of the current board’s decision to pursue a $100 million repurchase program rather than either the $150 million recapitalization suggested by Steel Partners or a sale of the company. In the pages that follow and in the proxy materials to be sent to you over the coming weeks, we will discuss the background to the election contest and the board’s reasons for concluding that Steel Partners is not acting in your interests as shareholders and why we are urging shareholders to reject Steel Partners’ attempt to take control of EnPro through a proxy battle.

Steel Partners became the holder of more than 5% of our outstanding shares in November 2003. Since that time, we have communicated with Steel Partners in the ordinary course, as we have with many of our shareholders, about the company’s business, results of operations and management of our capital resources.

In April 2007, Warren Lichtenstein of Steel Partners telephoned Ernest F. Schaub, our president and chief executive officer, and informed Mr. Schaub that Steel Partners had an interest in acquiring the shares of the company that it did not already own. At the time, Steel Partners reported owning 12.3% of our outstanding shares, which was down from earlier in the year when Steel Partners owned 14.8% of our outstanding shares. Mr. Lichtenstein stated that Steel Partners believed it could offer a price per share in the mid-$40’s for the company, subject to satisfactory due diligence. At the time, the market price of our common stock was $37.00 to 38.50 per share. Mr. Schaub told Mr. Lichtenstein that he would inform our board of Steel Partners’ interest.

Mr. Schaub reported the conversation with Mr. Lichtenstein to the board. Our board retained independent financial and legal advisors to assist in evaluating our strategic alternatives in the context of Steel Partners’ expression of interest. On July 17, 2007, the board met to receive a report from its financial advisors and to discuss our strategic alternatives. In the period between the call from Mr. Lichtenstein and July 17, 2007, the market price of our stock had increased to over $45.00 per share, and Mr. Lichtenstein had contacted Mr. Schaub and William R. Holland, our chairman, separately to indicate that Steel Partners would consider paying in the upper $40’s per share for the company.

In considering our strategic alternatives, including a potential sale of the company, the board took into account the fact that we had significantly strengthened our financial position since our stock began public trading on June 3, 2002. This had been reflected in the market price of our stock, which, as of the July 17 board meeting, had increased dramatically since the close of the first day of public trading. The board believed, and continues to believe today, that our growth and success reflect the implementation of our long-term strategies, and the prudent investments of capital to improve facilities, equipment and infrastructure. The board believed, and continues to believe today, that our future is bright, and that a price in the range that had been suggested by Steel Partners, which represented a relatively insignificant premium to the then current market price for our stock, did not adequately compensate our shareholders for these prospects. The board decided that it was in the shareholders’ best interest for us to continue as an independent public company and to use our greater financial strength to enhance shareholder value, rather than to pursue a sale of the company at that time. This conclusion was communicated to Steel Partners.

At subsequent meetings, the board regularly discussed the use of capital to return value to shareholders through dividends or the repurchase of shares. Communications with Steel Partners in the ordinary course continued through January 2008. During that period of time, the market price of our common stock declined from $45.80 on July 19, 2007 to $27.67 on January 30, 2008.

Following the close of business on January 30, 2008, we received a letter from Steel Partners that was made publicly available the following day in an amendment to Steel Partners’ Schedule 13D. In the letter, Steel Partners requested that we engage in a recapitalization aggregating at least $150 million, by means of a tender offer for our own shares at $30 per share. Alternatively, Steel Partners requested that the board initiate a process to explore all alternatives to maximize shareholder value, including a sale of the company, and indicated that it remained interested in acquiring the company and would expect to participate in any sale process. Steel Partners stated that if the board was not willing to pursue either of these alternatives, it would nominate five individuals identified in the letter for election to the board at the 2008 annual meeting. In its letter, Steel Partners indicated that it believed that our management was doing an excellent job of improving the company’s operations, but that Steel Partners disapproved of the way we managed our balance sheet and allocated our capital.

The board requested that its financial adviser work with management to analyze the recapitalization proposal put forth by Steel Partners. The resulting analysis was presented to the board at a meeting on February 13, 2008. The board came to the following conclusions:

•	Events in the capital markets and in the general economy since July 2007 have created greater uncertainty about the short-term outlook for our business, but the long-term outlook remains favorable.

•	We have sufficient cash in hand and borrowing capacity to be able to return some cash to shareholders currently and maintain the financial strength necessary to carry out our long-term strategies, which include the use of capital to fund organic growth and selected bolt-on acquisitions.

•	The immediate return of $150 million to shareholders would, in the board’s opinion, undercut our financial position, create excessive risk for the company and our ability to withstand a downturn in our business, and jeopardize our long-term strategies.

•	A recapitalization of the magnitude suggested by Steel Partners would have an adverse effect on the board’s effort to recruit a highly qualified successor to Mr. Schaub as president and chief executive officer. Mr. Schaub announced in November 2007 that he intended to retire in 2008, and the board had devoted substantial effort to identifying and contacting suitable candidates to succeed Mr. Schaub. Negotiations with a candidate were, as of the time of the board’s meeting on February 13, in the final stages.

•	A recapitalization of the magnitude suggested by Steel Partners would risk destabilizing our ability to manage the asbestos liabilities of the company’s subsidiaries and negatively affect the perception of asbestos claimants regarding the company’s long-term viability.

Based on these considerations, the board decided that it was not in the best interests of our shareholders to pursue the recapitalization proposed by Steel Partners. With respect to Steel Partners’ alternative suggestion that the company be put up for sale, the board re-examined, in light of the circumstances existing on February 13, 2008, the analysis of a potential sale of the company that it made at its meeting on July 17, 2007 and concluded that its analysis was still sound. Moreover, the board noted that conditions in the debt markets had made acquisition financing difficult to arrange for both strategic and private equity buyers, and that as a result conditions were not favorable for the sale of the company at a full price. Based on these factors and the fact that the market price of our common stock was very low relative to its earnings by historical standards, the board concluded that pursuing a sale of the company at that time would not maximize value for our shareholders. We have communicated our analysis to Steel Partners, and despite this and our recent announcement as to a share repurchase program, Steel Partners has launched its effort to take control of your company through a proxy battle seeking five out of our total of eight board seats for their representatives.

On March 3, 2008, we announced that our board had authorized a $100 million share repurchase program, including a purchase of approximately 1.7 million shares that was effective immediately pursuant to an accelerated share repurchase contract. The company stated that the balance of the program was expected to be completed within a year, subject to market conditions, our financial results and other factors. We also announced the acquisition of V.W. Kaiser Engineering, Inc., which will be part of our Stemco division.

On March 10, 2008, we announced our board of directors’ appointment of Mr. Macadam to serve as EnPro’s Chief Executive Officer and President effective with the commencement of his employment on April 14, 2008. At that time, our current Chief Executive Officer and President, Mr. Schaub, will step down from those positions in connection with his previously announced retirement plans.

QUESTIONS AND ANSWERS

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on proposals for the following matters:

•	Electing eight directors;

•	Approving an amendment to our articles of incorporation to clarify the provision restricting our repurchase of shares; and

•	Ratifying the appointment of PricewaterhouseCoopers LLP as our external auditors for 2008.

Our board of directors has submitted these proposals. Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

Who is entitled to vote at the meeting?

You may vote if you owned EnPro common stock as of the close of business on the record date, February 29, 2008. Each share of common stock is entitled to one vote on each matter considered at the meeting. At the close of business on the record date, 21,834,530 shares of EnPro common stock were outstanding and eligible to vote. The enclosed WHITE proxy card shows the number of shares that you are entitled to vote.

Who can attend the meeting?

All registered shareholders as of the record date (or their duly appointed proxies), beneficial owners presenting satisfactory evidence of ownership as of the record date, and our invited guests may attend the meeting.

How do I vote?

If you are a registered shareholder, you have four voting options:

•	over the Internet, which we encourage if you have Internet access, at the address shown on the enclosed WHITE proxy card;

•	by telephone through the number shown on the enclosed WHITE proxy card;

•	by mail, by completing, signing, dating and returning the enclosed WHITE proxy card; or

•	in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting.

If you hold your EnPro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote EnPro shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of identification, for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

What does it mean if I receive more than one WHITE proxy card?

If you hold your shares in multiple registrations, or in both registered and street name, you will receive a WHITE proxy card for each account. Please sign, date and return all WHITE proxy cards you receive. If you choose to vote by phone or Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted.

As previously noted, a proxy contest may be commenced by the Steel Partners group who may distribute an opposition proxy statement and gold proxy card. As a result, you will receive proxy cards from both the Steel Partners group and us. Because only the latest dated proxy card is counted, shareholders will receive more than one WHITE proxy card from management regardless of whether or not they have previously voted. To ensure shareholders have management’s latest proxy information and materials to vote, management will conduct multiple mailings prior to the annual meeting date.

To vote as management recommends, shareholders must use management’s proxy card, which is the enclosed WHITE proxy card. Voting against the dissident on the dissident’s gold proxy card will not be counted as a vote for management and can result in the revocation of any previous vote you may have cast for management on the WHITE proxy card.

If you have voted the dissident shareholder’s proxy card, you have every right to change your vote by executing management’s WHITE proxy card. Only the latest dated proxy card you vote will be counted.

How do I vote my 401(k) shares?

Proxies will also serve as voting instructions to the plan trustee with respect to shares held in accounts under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees and the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees. If you participate in either of these plans, are a registered shareholder of record, and the plan account information is the same as the information we have on record with our transfer agent, the enclosed WHITE proxy card represents all of the shares you hold, both within the plan and outside it. If you hold your shares outside the plan in street name, or if your plan account information is different from the information on record with the transfer agent, then you will receive separate proxies, one for the shares held in the plan and one for shares held outside the plan.

What can I do if I change my mind after I vote my shares?

Even after you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting. If you are a registered shareholder, you may do this in three ways:

•	by timely delivering to our Secretary, or at the meeting, a later dated signed proxy card;

•	by voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or

•	if you attend the meeting, by voting your shares in person.

Your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke it. If you have previously signed a gold proxy card sent to you by the Steel Partners group, you may change any vote you may have cast in favor of the Steel Partners nominees and vote in favor of the company’s director nominees by voting again by telephone or Internet or by marking, signing, dating and returning a new WHITE proxy card.

We strongly urge you not to sign Steel Partner’s gold proxy and to revoke any gold proxy card you may have previously executed. Any signed gold proxy card you return — even if it reflects votes “WITHHELD” on the Steel Partners nominees — will cancel any votes on any earlier dated WHITE proxy card that you may have previously returned.

If you hold your shares in street name, you should return a later-dated WHITE proxy to your bank, broker or other nominee to revoke your proxy. If you have obtained a legal proxy from your nominee giving you the right to vote your shares, you may vote by attending the meeting and voting in person or by sending in an executed proxy with your legal proxy form.

Is there a minimum quorum necessary to hold the meeting?

In order to conduct the meeting, a majority of EnPro shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. For purposes of determining whether a quorum is present, abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote.

Will my shares be voted if I do not sign and return my proxy card?

Generally not in a proxy contest — New York Stock Exchange (NYSE) rules do not allow brokers to vote shares they hold for a customer without instructions in an election of directors that the NYSE determines to be a contested election.

Because of the competing nominees for the board of directors, this year’s election of directors will be considered a “non-routine matter.” Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker or other nominee will not be able to vote your shares in the election of directors or any other matter, and your shares will not be voted. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please vote by telephone or internet or return your WHITE proxy card to your nominee and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf.

How will my vote be counted?

If you provide specific voting instructions, your EnPro shares will be voted as you have instructed. If you hold shares in your name and sign and return a WHITE proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as our board of directors has recommended.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is eight. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “WITHHOLD” authority for any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

The affirmative vote of a majority of the shares outstanding is required to approve the proposed amendment to the articles of incorporation. The proposal to ratify the appointment of our external auditors will be approved if more votes are cast in favor of the proposal than are cast against it.

How do abstentions and broker non-votes count for voting purposes?

For the election of directors, only votes “FOR” a nominee will count. For the ratification of the appointment of our external auditors, only votes for or against the proposal count. Broker non-votes, if any, and, in the case of the ratification of the appointment of our auditors, abstentions will not be counted as votes cast for these proposals. Because approval of the proposed amendment to the articles of incorporation requires the affirmative vote of a majority of the outstanding shares, abstentions and broker non-votes, if any, will have the effect of votes cast against the proposed amendment. Abstentions will count for determining whether a quorum is present.

Is there a list of shareholders entitled to vote at the annual meeting?

You may examine a list of the shareholders entitled to vote at the meeting. We will make that list available at our main executive offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from March 26, 2008 through the end of the meeting. The list will also be available for inspection at the meeting.

What are the board’s recommendations?

Your board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” approving the amendment to our articles of incorporation to clarify the provision restricting our repurchase of shares; and

•	“FOR” ratifying PricewaterhouseCoopers LLP as our external auditors for 2008.

WHITE proxy cards or telephone and internet instructions to vote the WHITE proxy that are validly submitted and timely received, but that do not contain instructions on how you want to vote will be voted in accordance with the board’s recommendations.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by your board of directors or, if no recommendation is given, in their own discretion.

How can I find out the results of the vote?

We will publish final voting results in our quarterly report on Form 10-Q for the second quarter of 2008. In addition, we intend to post the voting results from the meeting on our website, www.enproindustries.com.

Who pays the solicitation expenses for this proxy statement and related company materials?

The company does. In addition to sending you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by EnPro, postings on our website, www.enproindustries.com, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting you.

What is “householding” and how does it affect me?

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying on SEC rules that allow us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we have received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report. Alternatively, you may request that we send only one set of materials if you are receiving multiple copies. You may make any of these requests by contacting us at investor@enproindustries.com or by calling 704-731-1522.

If your shares are held in the name of a bank, broker or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact your nominee.

Can I access these proxy materials on the Internet?

You can access this proxy statement and our 2007 annual report on Form 10-K, which includes our annual report to shareholders, on our Internet site at www.enproindustries.com. If you are a registered shareholder, you can choose to receive these documents over the Internet in the future by accessing www.bnymellon.com/shareowner/isd and following the instructions provided on that website. This could help us save significant printing and mailing expenses. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s shareholder meeting you will receive an e-mail notification when the materials and annual report are available for on-line review, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Investor Relations.

If your shares are held through a bank, broker or other nominee, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of our common stock?

The following table sets forth information about the individuals and entities who held more than 5% of our common stock as of February 29, 2008. This information is based solely on SEC filings made by the individuals and entities by that date.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class(1)

Steel Partners II, L.P.(2)	2,433,838	11.1%
590 Madison Avenue, 32nd Floor
New York, NY 10022
Keeley Asset Management Corp.(3)	1,927,163	8.8%
401 South LaSalle Street
Chicago, IL 60605
Dimensional Fund Advisors Inc.(4)	1,463,847	6.7%
1299 Ocean Avenue
Santa Monica, CA 90401
Bank of America Corporation(5)	1,370,015	6.3%
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, NC 28255
Barclays Global Investors, N.A. et al.(6)	1,104,753	5.1%
45 Fremont Street
San Francisco, CA 94105

(1)	Applicable percentage ownership is based on 21,834,530 shares of our common stock outstanding at February 29, 2008.

(2)	This information is based on a Form 13D amendment dated January 30, 2008 filed with the SEC by Steel Partners II, L.P., Steel Partners II GP LLC, Steel Partners II Master Fund L.P., Steel Partners LLC, Warren G. Lichtenstein, James R. Henderson, John J. Quicke, Don DeFosset, Kevin C. King and Delyle Bloomquist reporting beneficial ownership as of January 30, 2008. Each of Steel Partners II, L.P., Steel Partners II GP LLC, Steel Partners II Master Fund L.P., Steel Partners LLC and Warren G. Lichtenstein reports sole voting power over 2,433,838 shares and sole dispositive power over 2,433,838.

(3)	This information is based on a Schedule 13G amendment dated January 31, 2008 filed with the SEC by Keeley Asset Management Corp. reporting beneficial ownership as of December 31, 2007. Keeley Asset Management Corp. reports sole voting power over 1,806,298 shares and sole dispositive power over 1,927,163 shares.

(4)	This information is based on a Schedule 13G amendment dated February 6, 2008 filed with the SEC by Dimensional Fund Advisors LP with the SEC reporting beneficial ownership as of December 31, 2007. Dimensional Fund Advisors LP reports sole voting and dispositive power over all of these shares in its role as investment advisor to certain investment companies or as investment manager to certain group trusts and other accounts.

(5)	This information is based on a Schedule 13G amendment dated February 5, 2008 filed with the SEC by Bank of America Corporation, NB Holdings Corporation, Bank of America, National Association, Banc of America Securities Holdings Corporation, Banc of America Securities LLC, Banc of America Investment Advisors, Inc., Columbia Management Group, LLC, Columbia Management Advisors, LLC, NMS Services Inc., NMS Services (Cayman) Inc., and United States Trust Company, N.A. reporting beneficial ownership as of December 31, 2007. Bank of America Corporation reports shared voting power over 1,370,015 shares and shared dispositive power over 1,315,730 shares; NB Holdings Corporation reports shared voting power over 1,320,815 shares and shared dispositive power over 1,266,530 shares; Bank of America, National Association reports sole voting power over 349,166 shares, shared voting power over 460,584 shares, sole dispositive power over 340,766 shares and shared dispositive power over 439,399 shares; Banc of America Securities Holdings Corporation reports shared voting power over 510,781 shares and shared dispositive power over 510,781 shares; Banc of America Securities LLC reports sole voting power over 510,781 shares and sole dispositive power over 510,781 shares; Banc of America Investment Advisors, Inc. reports shared voting power over 54,785 shares, Columbia Management Group, LLC reports shared voting power over 400,199 shares and shared dispositive power over 400,199 shares; Columbia Management Advisors, LLC reports sole voting power over 400,199 shares, sole dispositive power over 397,399 shares and shared dispositive power over 2,800 shares; NMS Services Inc. reports shared voting power over 49,200 shares and shared dispositive power over 49,200 shares; NMS Services (Cayman) Inc. reports sole voting power over 49,200 shares and sole dispositive power over 49,200 shares; and United States Trust Company, N.A. reports sole voting power over 284 shares and sole dispositive power over 784 shares.

(6)	This information is based on a Schedule 13G dated January 10, 2008 filed with the SEC by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited reporting beneficial ownership as of December 31, 2007. Barclays Global Investors, N.A. reports sole voting power over 1,027,908 shares and sole dispositive power over 1,104,753 shares, Barclays Global Fund Advisors reports sole voting power over 463,030 shares and sole dispositive power over 642,708 shares, and Barclays Global Investors, Ltd. reports sole dispositive power over 22,123 shares.

How much stock do our directors, director nominees and executive officers own?

The following table sets forth information as of February 29, 2008 about the shares of our common stock that the following individuals beneficially own:

•	our directors;

•	director nominees; and

•	the executive officers and former executive officers listed in the summary compensation table that begins on page 32.

It also includes information about the shares of our common stock that our directors, director nominees and executive officers own as a group.

	Amount and Nature	Directors’	Directors’
	of Beneficial	Phantom	Stock	Percent of
Name of Beneficial Owner	Ownership(1)	Shares(2)	Units(3)	Class(4)

William R. Holland	38,165	16,348	—	*
Ernest F. Schaub	491,419	—	—	2.2%
Stephen E. Macadam	—	—	—	—
J. P. Bolduc	1,000	16,348	1,520	*
Peter C. Browning	4,340	16,348	7,599	*
Joe T. Ford	10,000	16,348	8,473	*
Gordon D. Harnett	2,060	16,348	6,483	*
David L. Hauser	800	3,341	—	*
Wilbur J. Prezzano, Jr.	—	4,312	4,300	*
William Dries	154,681	—	—	*
Richard L. Magee	128,333	—	—	*
J. Milton Childress II	9,576	—	—	*
Donald G. Pomeroy II	26,167	—	—	*
14 directors, director nominees and executive officers as a group	891,094	89,393	28,375	4.0%
Former Executive Officers:

John R. Smith	—	—	—	*
Wayne T. Byrne	3,998	—	—	*

*	Less than 1%

(1)	These numbers include the following shares that the officers may acquire within 60 days after February 29, 2008 through the exercise of stock options: Mr. Schaub, 284,624 shares; Mr. Dries, 103,100 shares; Mr. Magee, 90,000 shares; Mr. Pomeroy, 18,100 shares; and all directors and executive officers as a group, 513,924 shares. The numbers also include shares held in our Retirement Savings Plan for Salaried Employees, allocated as follows: Mr. Dries, 728 shares and Mr. Magee, 14 shares. In addition, these numbers include restricted shares as follows: Mr. Dries, 11,220 shares; Mr. Magee, 10,209 shares; and Mr. Childress, 7,926 shares. All other ownership is direct, except that Mr. Schaub and Mr. Dries indirectly own 6,000 shares and 200 shares, respectively, which are owned by family members.

(2)	These numbers reflect the phantom shares awarded under our Outside Directors’ Phantom Share Plan and the phantom shares awarded to non-employee directors under our Amended and Restated 2002 Equity Compensation Plan. When they leave the board, these directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan and shares of our common stock for phantom shares awarded under the Amended and Restated 2002 Equity Compensation Plan. See “Corporate Governance Policies and Practices — Director Compensation.” Because the phantom shares are not actual shares of our common stock, these directors have neither voting nor investment authority in common stock arising from their ownership of these phantom shares.

(3)	These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices — Director Compensation.” Because the stock units are not actual shares of our common stock, the directors have neither voting nor investment authority in common stock arising from their ownership of these stock units.

(4)	These percentages do not include the directors’ phantom shares or stock units described in Notes 2 and 3. Applicable percentage ownership is based on 21,834,530 shares of our common stock outstanding at February 29, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these people to give us copies of all Section 16(a) reports they file.

We have reviewed the copies of all reports furnished to us. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2007 any report required by Section 16(a) other than the inadvertent sale of 102 shares affected by the administrator of our Retirement Savings Plan for Salaried Employees allocated to the account of Mr. Pomeroy. Mr. Pomeroy reallocated existing balances in his accounts under this plan, which inadvertently resulted in the sale of these EnPro shares. He did not discover this transaction until after the expiration of the time period for timely filing a Form 4.

PROPOSAL 1 — ELECTION OF DIRECTORS
(Item 1 on the WHITE proxy card)

Please use the WHITE proxy card only. Do not use any gold proxy card that you have received from Steel Partners.

One of the purposes of the meeting is the election of eight directors to hold office until the annual shareholders’ meeting in 2009 or until their respective successors are elected and qualified. The board of directors has nominated the eight persons named on the following pages. With the exception of Stephen E. Macadam, all of the nominees are now directors whose terms would otherwise expire upon the election of directors at the meeting. On March 10, 2008, we announced our board of directors’ appointment of Mr. Macadam to serve as EnPro’s Chief Executive Officer and President effective with the commencement of his employment on April 14, 2008. At that time, our current Chief Executive Officer and President, Ernest F. Schaub, will step down from those positions in connection with his previously announced retirement plans. We have nominated Mr. Macadam to fill the position on the board of directors that will be vacated by Mr. Schaub in connection with his retirement. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees.

All nominees have indicated that they are willing to serve as directors if elected. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of such person as the board of directors may designate to replace such nominee. We have received notice from Steel Partners II, L.P. that it intends to nominate five individuals for election to the board of directors at the annual shareholders’ meeting.

The board recommends that you vote “FOR” the election of each of the nominees for director named below.

Nominees for Election

WILLIAM R. HOLLAND, 69

Mr. Holland has served as a director and as Chairman of the Board since May 2002. He was Chairman from 1987 through 2001, and Chief Executive Officer from 1986 to 2000, of United Dominion Industries Limited, a diversified manufacturing company. Mr. Holland is also a director of Goodrich Corporation and Lance, Inc., both publicly traded companies, and Crowder Construction Company, ERC, Ltd., and Cook & Boardman, Inc., all of which are privately owned companies. In addition, Mr. Holland serves as a corporate member of the Jupiter Florida Medical Center, on the Advisory Board of the Walker School of Business of Appalachian State University, and as a director of the Carolinas Healthcare Foundation.

STEPHEN E. MACADAM, 47

Mr. Macadam has been appointed to serve as Chief Executive Officer and President upon the commencement of his employment on April 14, 2008. Prior to accepting these positions with EnPro, Mr. Macadam served as Chief Executive Officer of BlueLinx Holdings Inc. since October 2005. Before joining BlueLinx Holdings Inc., Mr. Macadam was the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001. He served previously with Georgia-Pacific Corp. where he held the position of Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and the position of Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation. Mr. Macadam is a director of Solo Cup Company.

J. P. BOLDUC, 68

Mr. Bolduc has served as a director since 2002. He has been Chairman of the Board and Chief Executive Officer of JPB Enterprises, Inc., an investment banking, private equity and real estate investment holding company, since 1995. Mr. Bolduc served as acting Chief Executive Officer of J. A. Jones, Inc. from April 2003 to September 2004. He was President and Chief Executive Officer of W. R. Grace & Co. from 1990 to 1995. Mr. Bolduc is a trustee of the William E. Simon Graduate School of Business at the University of Rochester, a member of the Advisory Council for Graduate Studies and Research at the University of Notre Dame, and a director of the Edison Preservation Foundation and Hospice of Baltimore. He is also a director of Unisys Corporation, Lance, Inc. and MCG PLC.

PETER C. BROWNING, 66

Mr. Browning has served as a director since 2002. He was the Dean of the McColl School of Business at Queens University from March 2002 through May 2005. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, and from 1995 to 1998, President and Chief Operating Officer, of Sonoco Products Company, a manufacturer of industrial and consumer packaging. He has served as lead director of Nucor Corporation, a steel manufacturer, since May 2006 and served as Non-Executive Chairman of Nucor from September 2000 to May 2006. In addition to EnPro and Nucor, Mr. Browning is a director of Wachovia Corporation, Acuity Brands, Inc., Lowe’s Companies, Inc., and The Phoenix Companies.

JOE T. FORD, 70

Mr. Ford has served as a director since May 2002. He was Chairman of ALLTEL Corporation, a provider of telecommunications, from 1991 until November 2007, and he was Chief Executive Officer of Alltel from 1987 until 2002. In addition to EnPro, Mr. Ford is also a director of Textron, Inc.

GORDON D. HARNETT, 65

Mr. Harnett has served as a director since 2002. He was Chairman and Chief Executive Officer of Brush Engineered Materials Inc., a provider of metal-related products and engineered material systems, until May 2006, and had served as Chief Executive Officer at Brush Engineered Materials or a similar position at Brush Wellman, Inc. (a subsidiary of Brush Engineered Materials) since January 1991. Mr. Harnett is also a director of The Lubrizol Corporation and PolyOne Corporation.

DAVID L. HAUSER, 56

The board of directors appointed Mr. Hauser to a vacancy on our board in February 2007. Since April 2006, Mr. Hauser has served as Group Executive and Chief Financial Officer of Duke Energy Corporation, one of the largest electric power companies in the United States. In addition to serving as Chief Financial Officer, he was Group Vice President from February 2004 to April 2006. He was acting Chief Financial Officer from November 2003 to February 2004 and Senior Vice President and Treasurer from June 1998 to November 2003. Mr. Hauser is a director of Fairpoint Communications, Inc., a trustee of the North Carolina Blumenthal Performing Arts Center, and a member of the Business Advisory Council for the University of North Carolina at Charlotte.

WILBUR J. PREZZANO, JR., 67

Mr. Prezzano has served as a director since 2006. He retired as Vice Chairman of Eastman Kodak Company, a manufacturer of photographic equipment and supplies, in January 1997, having served in various management roles at Eastman Kodak prior to that time. He is the Non-Executive Chairman of the Board of Lance, Inc. Mr. Prezzano is also a director of Roper Industries, Inc., The Toronto-Dominion Bank, and TD AMERITRADE Holding Corporation.

BOARD MATTERS

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed of our business through discussions with the Chairman and the officers, by reviewing materials provided to them, and by participating in meetings of the board and its committees. In addition, at least once per quarter, the non-management directors meet in executive session without members of management present. These sessions are presided over by the Chairman, Mr. Holland.

Committee Structure

Our board of directors has four committees: an Executive Committee, an Audit and Risk Management Committee, a Compensation and Human Resources Committee, and a Nominating and Corporate Governance Committee. In order to maximize board efficiency, our seven independent directors serve on each committee other than the Executive Committee. For a list of our independent directors, see “Corporate Governance Policies and Practices — Director Independence.”

Each board committee operates in accordance with a written charter that the board has approved. You may obtain these charters on our website at www.enproindustries.com by clicking on “Investor” and then “Corporate Governance” and looking under “Committee Charters.”

Executive Committee.  The current members of the Executive Committee are Mr. Schaub (Chairman), Mr. Browning, Mr. Harnett and Mr. Holland. The Executive Committee did not meet in 2007. The primary function of this committee is to exercise the powers of the board as and when directed by the board or when the board is not in session, except those powers which, under North Carolina corporate law, may not be delegated to a committee of directors.

Audit and Risk Management Committee.  The Audit and Risk Management Committee, or Audit Committee, met four times in 2007. It assists the board in monitoring the integrity of our financial statements, compliance with legal and regulatory requirements, management of significant risk areas (including insurance, pension, asbestos, environmental and litigation) and the qualifications, independence and performance of our internal and external auditors. This committee has the sole authority to appoint or replace our external auditors and to approve all fees of the external auditors. Mr. Harnett is the current committee Chairman.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee, or Compensation Committee, met five times in 2007. Mr. Browning is the current committee Chairman.

The primary function of the Compensation Committee is to assist the board and management in exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for executives. The Compensation Committee sets the salaries and annual bonus and long-term award opportunities for our senior executives, assesses the performance of our CEO, and oversees succession planning programs. The committee has delegated responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans to a benefits committee consisting of members of management. However, the Compensation Committee has expressly retained the authority to approve benefit plan amendments (other than amendments resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the Compensation Committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once per year.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee met three times in 2007. The primary function of this committee is to assist the board and management in exercising sound corporate governance. This committee identifies and nominates individuals who are qualified to become members of the board, assesses the effectiveness of the board and its committees, and recommends board committee assignments. It also reviews various corporate governance issues, including those items discussed below under “Corporate Governance Policies and Practices.” Mr. Holland currently chairs this committee.

Meetings and Attendance

The board met five times in 2007. All directors attended at least 75% of the total number of meetings of the full board and of the board committees on which they serve. All of our directors attended our annual shareholders’ meeting in 2007.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Our board of directors and management firmly embrace good and accountable corporate governance and believe that an attentive, performing board is a tangible competitive advantage. To that end, the board has undertaken substantial efforts to ensure the highest standards of corporate governance.

Corporate Governance Guidelines and Code of Business Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the New York Stock Exchange (NYSE) and the SEC. Among other things, these guidelines specify that:

•	normally only the CEO should be an employee director;

•	a substantial majority of the members of the board should be independent directors;

•	the board should hold regularly scheduled executive sessions without management present;

•	board members should attend our annual shareholders’ meeting; and

•	the board should evaluate its performance and contributions, and those of its committees, on an annual basis.

Our Corporate Governance Guidelines require any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender a resignation to the board Chairman.

We also have a Code of Business Conduct. The Code covers, among other things, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior. It applies to our directors and all of our employees, including our principal executive, financial and accounting officers. Pursuant to the Code, all conflict of interest transactions, including related party transactions we would be required to disclose in our proxy statement, must be presented to a member of our internal Corporate Compliance Committee or an attorney in our legal department, who are authorized by the Code to present such transactions to our Chief Executive Officer and the Audit Committee. The Code does not otherwise establish specific procedures and policies for the approval or ratification of conflict of interest transactions, and we would develop such procedures on a case-by-case basis as the need arises. Each year, we ask all members of the board and all officers to certify their compliance with the Code. Each member of the board certified compliance without exception in the first quarter of 2008; each officer certified compliance without exception in the fourth quarter of 2007.

Copies of our Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.enproindustries.com. From our home page, click on the “Investor” tab and then on “Corporate Governance.”

Director Independence

As described in our Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of independent directors. At its February 2008 meeting, the board of directors made a determination as to the independence of each of its members in 2007. In making these determinations, the board used the definition of an “independent director” in the NYSE listing standards and the categorical standards set forth in our Corporate Governance Guidelines. Under these guidelines, a director will be independent only if the board affirmatively determines that the director has no material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us).

Under our Corporate Governance Guidelines, a director will not fail to be deemed independent solely as a result of a relationship we have with an organization with which the director is affiliated as a director, partner, shareholder or officer, so long as:

(1) the relationship is in the ordinary course of our business and is on substantially the same terms as those generally prevailing at the time for comparable transactions with non-affiliated persons, and

(2) in the event of a relationship involving extensions of credit to us, the extensions of credit have complied with all applicable laws and no event of default has occurred.

In addition, under the guidelines, the board cannot conclude that a director is independent if he or she falls into one of the following categories:

•	the director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•	the director or an immediate family member has received more than $100,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director or an immediate family member is a current partner of our external auditor, the director is a current employee of the auditor, the director has an immediate family member who is a current employee of the auditor and who participates in the firm’s audit or tax compliance (but not tax planning) practice, or the director or an immediate family member was within the last three years a partner or employee of the auditor and personally worked on our audit within that time;

•	the director or an immediate family member is, or has been in the past three years, part of an interlocking directorate in which an executive officer of ours serves on the compensation committee of another company that employs the director;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that we do business with, and that company’s sales to or purchases from us in any of the last three fiscal years exceeded the greater of $500,000 or 1% of the other company’s consolidated annual revenues; or

•	the director or the director’s spouse serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to such organization exceeded the greater of $500,000 or 1% of the other organization’s annual revenues.

To assist in the board’s independence determinations, each director completed a questionnaire that included questions to identify any relationships with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, the board determined that Mr. Bolduc, Mr. Browning, Mr. Ford, Mr. Harnett, Mr. Hauser, Mr. Holland, and Mr. Prezzano are independent because none has a material relationship with the company other than as a director. The board noted that Mr. Browning currently serves as a director of Wachovia Corporation, and that this bank is one of three lenders under our revolving credit facility. The board determined that each of these relationships is immaterial. As our Chief Executive Officer and President, Mr. Schaub was automatically disqualified from being an independent director. For the same reason, Mr. Macadam will not qualify as an independent director.

“Audit Committee Financial Expert”

The board of directors has determined that Mr. Hauser is an “audit committee financial expert” as that term is defined in Item 401(h) of the SEC’s Regulation S-K. At its February 2008 meeting, the board determined that Mr. Hauser, through his education and experience as a certified public accountant and his experience as the Chief Financial Officer of Duke Energy Corporation, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;

•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

Director Candidate Qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business experience, the composition of the existing board, and the candidate’s existing commitments to other businesses. In addition, all candidates must meet the requirements set forth in our Corporate Governance Guidelines. Those requirements include the following:

•	Candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy.

•	Candidates should possess expertise that is useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership.

•	Candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision making.

•	Candidates should be willing to devote the required amount of time to the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years to allow for the development of sound knowledge of our business and principal operations.

•	Candidates should be without any significant conflict of interest.

•	Candidates must be between 18 and 72 years old.

The Nominating and Corporate Governance Committee will consider recommending for nomination director candidates recommended by shareholders. Shareholders who wish to suggest that the board nominate a particular candidate should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209 in accordance with the timeline and procedures set forth in our bylaws for shareholders to nominate directors themselves. See “Shareholder Proposals” for a description of the requirements to be followed in submitting a candidate and the content of the required statements.

Nomination Process

Before recommending a sitting director for re-election, the Nominating and Corporate Governance Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above) and applicable rules and requirements of the SEC and NYSE. This process includes a review on behalf of the Nominating and Corporate Governance Committee of the responses to the annual director questionnaires.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Nominating and Corporate Governance Committee may also engage the services of a third party to identify and evaluate candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee (or the committee Chairman) interviews that candidate if the committee believes the candidate might be a suitable director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee concludes that a candidate would be a valuable addition to the board and that the candidate meets all of the requirements for board membership, it will recommend to the full board that the candidate be nominated for election (or appointed, if the purpose of the committee’s search was to fill a vacancy).

Pursuant to Mr. Macadam’s employment agreement, which we entered into on March 10, 2008, we have agreed to nominate Mr. Macadam for election as a director during his period of employment commencing after the annual meeting.

Communications with the Board

Shareholders and other interested parties can send communications to the board anonymously and confidentially by means of the EnTegrity Assistance Line. You can find instructions for using the EnTegrity Assistance Line on our website at www.enproindustries.com. An independent third party staffs the line. We have instructed this third party that any report addressed to the board of directors be forwarded to the Chairman of the Audit Committee, a non-management director. Reports not addressed to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit Committee. The Director of Internal Audit periodically updates the Audit Committee regarding the investigation and resolution of all reports of alleged misconduct (financial or otherwise).

Shareholders and other interested parties also may send written correspondence to the board care of our Secretary, addressed to 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209. The board has established procedures for the handling of communications from shareholders and other interested parties and directed our Secretary to act as the board’s agent in processing these communications. All communications regarding matters that are within the scope of the board’s responsibilities are forwarded to the board Chairman, a non-management director. Communications regarding matters that are the responsibility of one of the board’s committees are also forwarded to the Chairman of that committee. Communications that relate to ordinary business matters, such as customer complaints, are sent to the appropriate business. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but the Secretary will make them available to any director who wishes to review them.

In addition, security holders and other interested parties who attend our annual shareholders’ meeting will have an opportunity to communicate directly with the board.

Director Compensation

Directors who are also employees receive no compensation for serving on our board. Our non-employee directors receive the following compensation:

•	An annual cash retainer of $75,000, paid quarterly;

•	An annual fee of $6,000, paid in cash quarterly, for the chairmen of our Compensation and Human Resources Committee and Nominating and Corporate Governance Committee;

•	An annual fee of $8,000, paid in cash quarterly, for the chairman of our Audit and Risk Management Committee;

•	An additional annual fee of $180,000, paid in cash monthly, for our Chairman;

•	An initial grant of phantom shares, equal in value to $30,000, upon a director’s initial election or appointment to the board; and

•	An annual grant of phantom shares equal in value to $75,000.

The board conducted a review of its compensation at the February 2008 meeting. Based on data presented by the board’s compensation consultant, the board determined that it was appropriate to increase the fees payable to directors by adding $50,000 to the equity component. The additional $50,000 is in phantom shares. Because of limitations under our Amended and Restated 2002 Equity Compensation Plan, the additional phantom shares will be paid out in cash at retirement from the board, based on the price of our common stock at that time.

Phantom shares are generally granted to non-employee directors at the first board meeting each year. Phantom shares are fully vested and are paid when a director retires from the board. Since 2005, phantom shares with a value of $25,000 have been awarded each year to each director under our Amended and Restated 2002 Equity Compensation Plan for which we will pay the director one share of our common stock for each phantom share in his account (with any fractional phantom share paid in cash). The value of all phantom shares granted prior to 2005 are payable in cash, as are the additional $50,000 of phantom shares that we awarded in 2008.

The board adopted stock ownership guidelines for directors at its February 2008 meeting. Under these guidelines, each director has five years from the time he becomes a director to accumulate EnPro equity equal in market value to five times the annual cash retainer. Phantom shares count toward meeting the equity threshold established under the new stock ownership guidelines. All directors who have served on the board for at least five years comply with the guidelines.

Non-employee directors may participate in our Deferred Compensation Plan for Non-Employee Directors. Under this plan, non-employee directors may defer receipt of all or part of the cash portion of their annual retainer fee. Participants choose between two investment alternatives, a cash account and a stock account. Deferred fees in a director’s cash account are credited with an investment return based on the director’s selection from the same menu of investment options available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Deferred fees in a director’s stock account are credited with stock units that each have a value on a given date equal to the fair market value of one share of our common stock on that date. All amounts deferred are payable when a director retires from the board. The following non-employee directors have deferred compensation under the plan as of December 31, 2007: Mr. Bolduc, 1,520 stock units; Mr. Browning, 7,599 stock units; Mr. Ford, 8,473 stock units; and Mr. Harnett, $159,437 and 6,483 stock units.

The following table presents the compensation we paid to our non-employee directors for their service in 2007.

2007 Non-Employee Director Compensation

	Fees Earned
	or Paid
	in Cash	Stock Awards	Total
Name	($)	($) (1)	($)
(a)	(b)	(c)	(h)

J.P. Bolduc	78,000	25,000	103,000
Peter C. Browning	78,000	25,000	103,000
Joe T. Ford	75,000	25,000	100,000
Gordon D. Harnett	83,000	25,000	108,000
David L. Hauser	75,000	30,000	105,000
William R. Holland	261,000	25,000	286,000
Wilbur J. Prezzano, Jr.	75,000	25,000	100,000

(1)	On February 13, 2007, each non-employee member of the board, other than Mr. Hauser, received a grant of 746 phantom shares, based on the average of the high and low sales prices of our common stock on the preceding date, which was $33.52 per share. As a new director, Mr. Hauser received a grant of 895 phantom shares on that same date, which was his first day of service, based on that same value per share. As of December 31, 2007, the non-employee directors held the following numbers of phantom shares:

Number of
Director	Phantom Shares

J.P. Bolduc	13,902
Peter C. Browning	13,902
Joe T. Ford	13,902
Gordon D. Harnett	13,902
David L. Hauser	895
William R. Holland	13,902
Wilbur J. Prezzano, Jr.	1,866

Directors who participate in our Deferred Compensation Plan for Non-Employee Directors direct the investment of all funds they defer into the plan. The investment options are the same ones available under our tax-qualified Retirement Savings Plan for Salaried Employees. Accordingly, no director earns interest on his deferrals at an above-market rate.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the quality and integrity of our financial reporting processes and our systems of internal accounting controls. Management is responsible for preparing our financial statements and for establishing and maintaining adequate internal control over financial reporting. The external auditors are responsible for performing an independent audit of those financial statements and an independent audit of the effectiveness of our internal control over financial reporting.

The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (PwC), our external auditors for 2007, regarding our audited 2007 consolidated financial statements and our internal control over financial reporting. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2007. The Audit Committee has reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PwC.

The Audit Committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as amended. In addition, the

Audit Committee has received the written disclosures and the letter from PwC relating to the independence of that firm that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC that firm’s independence from us.

The Audit Committee has further discussed with our internal auditors and PwC the overall scope and plans for their respective 2007 audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

In reliance upon the Audit Committee’s discussions with management and PwC and the Audit Committee’s review of the representation of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the SEC.

Audit and Risk Management Committee

J.P. Bolduc
Peter C. Browning
Joe T. Ford
Gordon D. Harnett
David L. Hauser
William R. Holland
Wilbur J. Prezzano, Jr.

February 12, 2008

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation and Human Resources Committee is responsible for developing and overseeing the implementation of our compensation philosophy and strategy. The committee assists the board of directors by exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2007.

Compensation and Human Resources Committee

J.P. Bolduc
Peter C. Browning
Joe T. Ford
Gordon D. Harnett
David L. Hauser
William R. Holland
Wilbur J. Prezzano, Jr.

February 12, 2008

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this Compensation Discussion and Analysis section, we describe our objectives, policies and practices for paying our executive officers, focusing on how and why we arrive at those objectives and policies and our specific executive compensation decisions. We first discuss how we set compensation, including our specific compensation practices and what we look at in making our compensation decisions. We then analyze why we pay each element of compensation, focusing first on in-service compensation and then addressing compensation to be paid following retirement or other termination of employment.

In this Compensation Discussion and Analysis section we refer to compensation programs and arrangements that we describe in more detail in the pages following this section, which include several tables presenting specific compensation data. We have not repeated the details of those programs here and urge you to review those sections of this proxy statement for a more complete description of those programs and arrangements.

At our inception in 2002 as a new public company being spun-off by Goodrich Corporation, our future was uncertain. At that time, the objective of our executive compensation program was to attract management with proven experience in our industry and the skill sets to foster our success as a standalone entity. To achieve this objective, we believed a competitive compensation package was paramount. Accordingly, we tailored our compensation program to be comparable to the compensation program at Goodrich Corporation, which was not only our former corporate parent but also the prior employer of a number of our executive officers.

A primary objective of our executive compensation program now is to retain these officers, and to be in a position to replace them with other high-caliber individuals should that need arise. A competitive pay package is vitally important to meet this objective, and, accordingly, we set the targeted level of each component of in-service compensation for our executive officers at or near the market median.

A concurrent objective of our executive compensation program is to contribute to our continued success as a company. We seek to accomplish this objective through our incentive plans, by rewarding performance that enhances shareholder value and furthers our strategic and financial objectives. We use both annual and three-year plans to provide incentives for both short-term and long-term performance. We use our annual budget and strategic plans to set incentive target levels, taking into account anticipated sales and income growth. If our performance exceeds these targets, our executive officers earn incentive awards above the market median.

In the six years since our spin-off from Goodrich, our operating performance has increased significantly:

•	Total segment profit, which is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segments, has risen 116%, from $75.3 million for 2002 to $162.7 million for 2007.

•	The value of a share of our common stock has increased from $7.00 at the close of market on June 3, 2002, the date our stock first began regular trading on the New York Stock Exchange, to its high of $46.46 on July 17, 2007. Even with the decline in our stock price to $30.31 on March 20, 2008, the value of a share of our common stock has increased 333% over this six-year period, a 29% compound annual growth rate.

As a result of our strong performance over this period, our executive officers have been compensated above median levels. Our compensation program has been instrumental in driving this performance. Simply stated, we have paid for and gotten outstanding results. Thus, while our executive officers have benefited from our compensation programs, we believe their performance has significantly benefited our shareholders.

Our record sales and earnings levels in 2007 continued this trend and exceeded the goals that we had set for the year. Based on our strong performance relative to our annual incentive plans’ performance goals, the committee awarded the named executive officers the bonuses reported in column (g) (see footnote 2) of the summary compensation table that begins on page 32. These annual bonuses equaled 138% of each named executive officer’s target bonus. The company has also performed well relative to the goals established three years ago under our long-term incentive plan. Based on that performance, the committee awarded a cash LTIP payment equal to 121% of each executive officer’s target cash award and performance shares equal to 132% of each executive officer’s target share award.

Compensation Practices

All seven of our non-management directors sit on our Compensation and Human Resources Committee. The committee’s primary function, as delegated to it by our board, involves oversight concerning the appropriateness and cost of our compensation programs, particularly the program for executive officers. The committee also approves all change in control agreements, the officers’ participation in all benefit and retirement plans and all material changes to these plans.

The Role of the Executive Officers

For all executive officers other than the CEO, the committee considers proposals by the CEO as to the appropriate levels of salary and incentive award opportunities. It then approves these compensation elements as proposed or, in its discretion, revises them. In reviewing the compensation of the CEO and the other executive officers, the committee is advised by its outside compensation consultant and our human resources staff. Our CEO does not recommend any of his compensation, including target bonus or incentive award levels, to the committee. The committee establishes the CEO’s compensation independently of that of the other executive officers, so that an increase in the compensation of those officers, as proposed by the CEO, does not form the basis for a corresponding increase in the CEO’s compensation.

To set performance measures and levels for our annual and long-term incentive plans, our executive officers review the budgets for each of our operating units, key economic indicators affecting our businesses, historical performance, recent trends, and our strategic plans. Our executive team proposes performance measures that it believes to be most important and meaningful to the achievement of our strategic goals. The executive team also proposes what it believes to be the appropriate weighting to give to each factor in the calculation of the overall incentive awards, and minimum, target and maximum payout levels appropriate for each of the performance measures we choose.

At its December meeting each year, the committee reviews the proposed performance measures and weightings and approves them, either as recommended or with revisions the committee suggests. In addition, the committee previews preliminary minimum, target and maximum payout levels for each performance measure at the December meeting. The committee and its consultant provide the executive officers with feedback on the preliminary payout levels, and the executive team then reviews the committee’s recommendations in conjunction with year-end financial results, revised budgets and economic forecasts. Management makes its final recommendations at the committee’s February meeting, at which time the committee independently reviews management’s recommendations, and makes the final determination of what performance measures, weightings and payout levels will be used for each incentive award.

The committee often directs members of management to work with our executive compensation consultant to provide information and otherwise help with the consultant’s analyses. However, the committee does not delegate any of its decision making authority to executive officers or other members of management.

The Role of the Executive Compensation Consultant

The committee directly engages our executive compensation consultant, and it engaged Watson Wyatt Worldwide to assist it with compensation planning for 2007. The committee replaced Watson Wyatt with Pearl Meyer & Partners in May 2007. The committee’s charter gives it express authority over the engagement of executive compensation consultants, as well as the ability to engage other advisors as it sees fit.

The executive compensation consultant reports directly to the committee on all work assignments from the committee. In addition, the committee chair engages in a direct dialogue with the members of the consulting firm’s team who perform work on our executive compensation program.

Watson Wyatt’s work for the committee on executive compensation for 2007 included:

•	analyzing the competitiveness of our executive and director compensation programs in 2006;

•	assessing whether our executive compensation program in place in 2006 effectively “pays for performance”;

•	providing information about market trends in executive and director pay practices;

•	advising on compensation program design and structure, including potential performance measures for our annual management bonus plans and long-term incentive plan, or LTIP; and

•	recommending individual changes to salary levels and annual and long-term incentive award opportunities for our senior executive officers.

In addition, management engaged Watson Wyatt for compensation and benefits consulting work on broad-based employee benefit programs like our pension plan and 401(k) plans. This work, which was not requested or overseen by the committee, was performed by an entirely separate team at Watson Wyatt from the team that provides information to the committee.

Pearl Meyer and Partner’s work for the committee on executive compensation for 2007 included:

•	reviewing the competitiveness of our executive compensation programs in 2007;

•	reviewing the relationship between executive compensation and company performance;

•	reviewing director compensation; and

•	assisting in the preparation of our proxy statement.

At the committee’s request, Pearl Meyer does not provide services to our company other than the assistance it provides to the committee.

Compensation Program Design and Tools

The committee has used a number of tools and considered the regulatory environment in designing our executive compensation program, including corporate policies regarding executive compensation, studies of internal pay fairness, external market studies, “tally sheets,” long-term compensation histories and tax and accounting rules.

Policies Regarding Executive Compensation

First, the committee sets targeted in-service compensation for our executive officers at or near the market median. This policy covers base salaries as well as the incentive awards that officers will receive if we meet annual or three-year business goals. Under this policy, if our performance exceeds our goals — as it has every year, in the case of the annual bonus, and every performance period but one, in the case of the LTIP — our executive officers earn incentive awards above the median. When this happens, of course, their total compensation exceeds the median. On the other hand, if we were to fail to meet our business goals, executive compensation levels would fall below the market median.

Second, the committee has a policy of making variable compensation a significant component of each executive officer’s total compensation. The term “variable compensation” refers to amounts that vary in amount depending on performance — poor performance leads to little or no awards while superior performance leads to superior awards. The more responsibility an executive has, the higher is his variable compensation as a percentage of his total compensation. Correspondingly, with more responsibility comes a lower percentage of fixed compensation that the executive is more or less guaranteed to earn for doing his job. The following graph shows the percentage of direct compensation awarded to each member of senior management in 2007 that is variable versus fixed. For purposes of this graph, “direct compensation” means the individual’s salary plus his target annual bonus and target LTIP payout for the 2007-2009 cycle:

The committee generally believes “target” performance levels should be ones that represent significant performance improvements, and that the company will not easily achieve.

The policy of making variable compensation a significant portion of our executive officers’ total compensation helps us implement a culture in which the officers know that their pay, to a large extent, depends on the company’s performance.

Third, the committee has policies aimed at more closely aligning management’s interests with those of our shareholders. One such policy is to systematically include some form of equity grant, or potential equity grant, as part of our executive compensation program. If our officers own shares of our common stock with values that are significant to them, we believe they will be more likely to act to maximize longer-term shareholder value instead of short-term gain. Executive officers currently have the opportunity to earn performance shares for each three-year cycle under our LTIP.

Stock Ownership Guidelines

Our stock ownership guidelines suggest that each executive officer hold shares of our common stock with a market value at least equal to a specified multiple of his base salary. The multiple of salary rises with one’s job responsibility. The suggested minimum ownership level for our CEO is three times his base salary, and the suggested minimum levels for the other executive officers range from 0.75 times to 1.5 times salary. In light of these guidelines, the committee has believed it appropriate to provide officers with an opportunity to earn shares as part of the long-term incentive award. All of our named executive officers currently hold at least the suggested minimum number of shares except Mr. Childress, who joined the company in December 2005, and therefore has not received any long-term incentive payments to date. Under the guidelines, Mr. Childress has more than two years left to acquire the suggested minimum number of shares.

Our CEO, Mr. Schaub, in anticipation of his planned retirement in 2008, implemented a Rule 10b5-1 plan in February 2007 to systematically exercise stock options he has received from us and sell a portion of the shares of our common stock he receives upon exercise. Upon completion of his current plan in August 2008, Mr. Schaub will continue to own far more than the minimum number of shares that our ownership guidelines suggest.

Market Competitiveness Analyses

Each year the committee asks our executive compensation consultant to compare our named executive officers’ salary, target annual bonus and target long-term incentive awards to those granted to officers in the same positions at other similarly sized diversified manufacturing companies. The goal of these studies is to determine whether our pay levels for these compensation elements is competitive. For the study used to make compensation decisions in 2007, Watson Wyatt used 2005 data (the most recent data then available) from a broad survey group and for a peer group consisting of the following manufacturing companies ranging in revenues from approximately half to approximately twice our annual revenues, with 12 of the 19 companies having revenues greater than the company’s:

• JLG Industries Inc.	• Ametek, Inc.	• Graco Inc.
• Robbins & Myers, Inc.	• Barnes Group, Inc.	• Mueller Industries, Inc.
• Gardner Denver, Inc.	• Baldor Electric Company	• Roper Industries, Inc.
• Circor International, Inc.	• Woodward Governor Company	• Regal Beloit Corporation
• IDEX Corporation	• Watts Water Technologies, Inc.	• Belden Inc.
• Clarcor, Inc.	• Nordson Corporation	• Kaydon Corporation
• Actuant Corporation

The peer group selected by Watson Wyatt and approved by the chairman of the committee is broader than the peer group we use in preparing our five-year performance chart included in our annual report because not all of the companies in our performance-chart peer group report compensation of officers in comparable positions as our executive officers, and by limiting a comparison to those peers we would not have a statistically valid sample group for compensation comparisons for those officers. In addition, we believe that for executive compensation purposes, the relative size and complexity of a company, not the specific category of products manufactured, is more important for compensation comparisons, so this broader group of industrial manufacturers is appropriate for this purpose.

Watson Wyatt compared 2005 data among us and the members of the peer group, calculating our percentile rank on each of these measures versus the group, for operating income before depreciation, sales growth, growth in operating margin before depreciation, growth in net income, growth in free cash flow, ratio of working capital to sales, three-year total shareholder return and return on investment. Based on these performance measures, with each measure receiving equal weight, Watson Wyatt calculated our total performance score, which placed us well above the median, near the top of the second quartile. Comparing the percentile ranking of our base salary and annual incentive compensation to our named executive officers as compared to the peer group to our total performance score ranking indicated that our relative performance was slightly stronger than our relative executive compensation, while a similar calculation for our long-term incentive compensation indicated an even stronger relative performance compared to relative executive compensation.

The consultant also analyzed the three specific compensation elements we awarded each of our named executive officers for 2006 (base salary, annual bonus and long-term incentive opportunity) as compared to those awarded to executive officers with similar responsibilities of each member of the peer group and the broader survey group. Based on that analysis and the comparisons to the relevant medians of the peer group and survey group, Watson Wyatt made specific recommendations to the committee with respect to each of the named executive officers regarding adjustments to base salary, annual incentive award and long-term incentive award for each of those components of compensation to be at or near the market median for each such component.

At its October 2007 meeting, the committee requested that management review the compensation of senior executives and key employees of our subsidiaries who are not named executive officers. Management’s compensation consultant gathered survey data and other relevant information which management used to conduct its review. The committee considered the results of this study when it met in February 2008 to review the compensation for our executive officers. The committee also considered the results in connection with its approval of base salaries and incentive opportunities at its meeting in February 2008.

Tally Sheets

At its February 2007 meeting, the committee reviewed and discussed a “tally sheet” for each of our executive officers that summarized total compensation for each officer. With the aid of these tally sheets, the committee considered each element of each executive officer’s compensation, as well as compensation totals and potential wealth accumulation from vested equity grants, before setting salaries and target bonus and long-term incentive awards for 2007.

Five-Year Compensation History

At its December 2007 and February 2008 meetings, prior to approving payment on annual incentive and LTIP awards for 2007, the committee reviewed and discussed with the compensation consultant five-year comprehensive compensation data for our executive officers as well as comparative survey compensation data. The committee analyzed this data to confirm whether compensation paid over that longer term was consistent with our objectives and policies or whether current period adjustments to compensation should be made. The committee determined that compensation paid over this longer term is appropriate given our strong financial performance. The committee considered this data in setting base salaries and establishing incentive compensation awards for 2008.

Impact of Tax and Accounting Rules

Regulatory considerations often affect the design of our executive compensation program. The primary example is the limit under Section 162(m) of the federal tax code on the deductibility of compensation in excess of $1 million granted to top officers. There is an exception to the $1 million compensation ceiling for performance-based compensation that is granted in compliance with specified rules. While the committee intends for all compensation to be tax deductible, there may be instances where potentially non-deductible compensation is provided to reward executives consistent with our compensation philosophy for each compensation element.

Section 162(m) factors into other executive compensation actions as well. For example, when the committee decided in 2005 to schedule systematic life insurance policy transfers to four named executive officers, it realized that the value of each policy transfer would be included in the recipient’s compensation for purposes of the $1 million limit on deductibility. (For more information about these policy transfers, including which benefits they will replace, see below under “— Compensation Analysis — Retirement and Other Post-Termination Compensation — Supplemental Retirement and Death Benefit Agreements.”) To avoid losing any of our tax deductions, the committee added a special provision to each of the relevant agreements. Under this provision, if a policy transfer would cause the recipient’s compensation to exceed $1 million for purposes of the Section 162(m) deductibility limit, the portion of that transfer that would have exceeded the limit automatically will be delayed until a later year.

Compensation Analysis

We view our compensation program in two discrete categories — in-service compensation paid to our officers while they remain employed by our company and post-termination compensation to be received by our officers after they have retired or their employment is otherwise terminated. In making decisions regarding the amount of in-service compensation to be paid to the executive officers, the committee analyzes each component and the total amount of in-service compensation against benchmarks and survey data. The amount that executive officers may receive as retirement and other post-employment compensation is also considered. The committee uses tally sheets to confirm that the overall compensation package is reasonable.

The following section discusses and analyzes each element of our executive compensation program.

In-Service Compensation

Salary

We pay each of our executive officers a base salary to give them a relatively secure baseline level of compensation. For 2007, the committee sought to set each executive officer’s base salary at or near the market median. The committee increased the base salaries of the named executive officers by approximately three percent, in line with the recommendations of Watson Wyatt based on its analysis of market studies that would place the base salaries at or near the median peer group and survey results.

Annual Bonus Opportunity

Payment of annual bonuses to our executive officers depends entirely on our corporate performance. The committee provides them with a bonus opportunity each year so that they will have a personal financial incentive to help us reach annual business goals. Annual bonus awards for Mr. Schaub, Mr. Dries, Mr. Magee, and Mr. Smith are made under our senior executive bonus plan, which our shareholders approved in 2007. Bonus awards for Mr. Childress, Mr. Byrne and Mr. Pomeroy are made under a similar plan for other members of management. We refer to these plans as the annual performance plans or annual plans.

For 2007, 40% of the annual performance plan bonus opportunity for all executive officers was tied to a goal for adjusted net income, 30% was tied to a goal for free cash flow before asbestos and taxes and the remaining 30% to a sales growth goal. The committee set the performance goals and the corresponding bonus opportunities for officers after taking into account management’s recommendation, and adjusting the free cash flow before asbestos goal to eliminate the impact of taxes. It chose adjusted net income, free cash flow before asbestos and taxes and sales growth as the criteria because all three were central to our 2007 business plan.

Adjusted net income is and has been important because net income figures demonstrate the quality of our earnings as well as our profitability. The committee adjusts this measure to eliminate the impact of asbestos expense and other items because it believes that those adjustments result in a more accurate measure of the operating performance of our businesses. Free cash flow before asbestos historically has been important for the company, and remains important, as an indicator that we can cover our asbestos and other liabilities, reinvest appropriately in our businesses, and still produce additional free cash flow. This metric was adjusted for 2007 to also eliminate the impact of taxes because the committee concluded that tax rates are largely beyond the control of management, and had selected this metric as a more direct measure of operating performance. Sales growth, on the other hand, has recently gained importance as a performance metric because we wish to emphasize achieving significant profitable growth. The sales growth metric selected by the committee eliminates the impact of fluctuations in foreign currency exchange rates, which is beyond management’s control, and did not include the sales growth of our Fairbanks Morse Enginetm unit. Sales at Fairbanks Morse Enginetm are volatile as they depend on the timing of large engine shipments. The committee also chose these three criteria because it believed our executive officers could significantly affect our annual performance in these areas.

The 2007 goals that corresponded to the minimum, target and maximum bonus payout levels are set out in the following table:

	Minimum	Target	Maximum
	(in millions)

Adjusted Net Income(1)	$61.9	$72.8	$87.4
Free Cash Flow Before Asbestos and Taxes(1)	$93.2	$109.6	$131.5
Sales Growth(1)	$47.2	$59.0	$76.7

(1)	Adjusted net income, free cash flow before asbestos and taxes, and sales growth are not financial measures under GAAP. Adjusted net income is the same as net income, as determined under GAAP, with the after-tax impact of asbestos-related expenses, performance and phantom shares, and any non-operating gains and losses all added back. Free cash flow before asbestos and taxes is equal to net cash provided by operating activities minus capital expenditures with the impact of asbestos-related expenses and taxes added back. Sales growth is a comparison of our revenues, adjusted to eliminate the impact of foreign currency translation and the revenues of our Fairbanks Morse Enginetm unit.

Our executive officers’ annual performance plan bonus opportunities ranged from 40% to 85% of their actual 2007 base salaries. The target bonuses, as percentages of base salary, for the named executive officers were as follows:

Target Bonus, as
Percentage of Salary

Schaub	85
Dries	60
Magee	55
Smith	55
Childress	50
Byrne	40
Pomeroy	40

Each executive officer’s minimum bonus was one half of his target bonus, his maximum bonus was twice the target amount and performance between any of the established goals yielded a proportional award.

The committee set the target award levels for our named executive officers based on the results of the Watson Wyatt market studies and management recommendations. It set each named executive officer’s target award at or near the median for his position in the market study. The committee based the minimum and maximum award levels on information from Watson Wyatt about prevailing market practices in setting the range of annual bonus opportunity around an established target.

Under the terms of the senior executive annual performance plan, which governs the bonus to all of our named executive officers except Mr. Childress, Mr. Pomeroy and Mr. Byrne, the committee can use negative discretion to reduce the size of a bonus award but cannot use discretion to increase any bonus. The management bonus plan under which we awarded Mr. Childress’s, Mr. Pomeroy’s and Mr. Byrne’s bonuses permits both positive and negative discretionary changes by the CEO. In the case of Mr. Pomeroy, who served as Vice President — Finance at our Garlock Sealing Technologies subsidiary for the first eight months of 2007 before returning to our corporate office in September 2007, the committee approved an increase of $50,000 over the calculated amount under the management annual performance plan. The committee adjusted Mr. Pomeroy’s bonus upward in part because he gave up an opportunity to earn a cash LTIP award when he joined the Garlock Sealing Technologies management team, and in part because he continued to lead Garlock’s finance department for several months while also serving as our corporate controller. The committee also approved ex gratia bonuses to Mr. Dries and Mr. Magee of $20,000 and $65,000, respectively, in recognition of the additional duties undertaken by them since the departure of Mr. Smith.

Long-Term Incentives

Each year the committee grants long-term incentive performance awards, in overlapping three-year cycles, to our executive officers to provide them with personal financial motivation to help us reach our longer-term goals. In addition to providing the officers with a long-term stake in our success, we believe these awards serve as a significant retention tool to dissuade them from joining another company. In view of our higher ratio of the amount of equity awards outstanding to the total number of outstanding shares as compared to peer companies, the committee believes that use of these long-term performance incentive awards are preferable to options or other equity based awards that may further increase this dilution ratio relative to our peers.

The committee makes these awards under our long-term incentive plan or LTIP, which our shareholders most recently approved in 2007. The committee established the performance goals and corresponding potential award levels for the 2007-2009 LTIP cycle at its March 2007 meeting. For this cycle, as for the previous three, the committee determined that half of the target award to each executive would consist of performance shares and half of cash, other than Mr. Pomeroy, whose entire LTIP award was in performance shares. The committee believes that both types of awards align officers’ long-term interests with those of our shareholders, and that the specific target mix of one half cash, one half shares is appropriate to increase management’s ownership stake in our company.

The performance factors and weightings for the cash portion of the awards are as follows:

Free cash flow before asbestos and taxes	50%
Return on capital	30%
Net cash outflow for asbestos	20%

For the performance share portion of the awards, the performance factors and weightings are:

Return on capital	60%
Free cash flow before asbestos and taxes	40%

The 2007 — 2009 goals that corresponded to the minimum, target and maximum payout levels are set out in the following table, with different maximum payout levels for the cash and performance share portions of the awards:

			Maximum
	Minimum	Target	Cash	Performance Shares
	(dollars in millions)

Return on Capital(1)	50.1%	62.6%	81.4%	75.1%
Free Cash Flow Before Asbestos and Taxes	$300.7	$375.9	$488.7	$451.1
Net Cash Outflow for Asbestos	$117.6	$94.1	$72.4	N/A

(1)	Return on capital generally is calculated as cumulative adjusted net income divided by the average capital over the plan period. Capital is computed as shareholders’ equity plus debt less cash and cash equivalents.

The committee chose these criteria because of their importance to our long-term performance and because it believes our executive officers can significantly affect our performance in these areas over the three-year period. The goal for return on capital focuses management on maximizing the efficiency of our assets and capital structure. While free cash flow before asbestos and taxes was a goal for the 2007 annual bonus, the committee also made it an LTIP goal in order to focus management on the need for continuous strength in this area as opposed to just short-term results. Because asbestos liabilities have continued to require significant cash outflows, we also have a goal for net cash flow for asbestos.

Each executive officer’s minimum cash award is one fifth of his target award, and his maximum cash award is twice the target amount. For the performance share awards, each officer has a minimum award of one half the targeted number of shares and a maximum award of 150% of the target number. In both cases, actual performance that falls between the maximum and minimum established goals will yield a proportional award.

The committee set the target LTIP awards for each executive officer based on the results of the Watson Wyatt market studies. The target awards were set at or near the median study results. The committee based the minimum and maximum award levels on information from Watson Wyatt about prevailing market practices in setting the range of long-term incentive opportunity around an established target.

Once the company’s performance results are determined at the end of the award cycle, the committee cannot use discretion to increase the size of any LTIP award. However, it can use negative discretion to reduce the award that would otherwise be payable to any of the executive officers. In light of our strong results during the relevant performance period, which the committee concluded reflected desired performance improvements, the committee did not exercise its negative discretion to reduce the size of the LTIP awards that were paid to the executive officers in 2007 based on the 2004-2007 LTIP cycle.

Until 2007, the committee consistently made LTIP awards at its February meeting. In 2007, the committee reviewed but did not finally approve LTIP awards at its February meeting as in previous years. During the February meeting, it determined that certain performance metrics for the awards should be calculated on a pre-tax basis rather than on an after-tax basis. The committee concluded that tax rates are largely beyond the control of management and that pre-tax metrics would result in the more direct measure of operating performance that the committee desired. The information presented to the committee at that time was on an after-tax basis, and the committee chose to wait until it had an opportunity to review the pre-tax information to approve the 2007-2009 LTIP awards.

The committee reconvened on March 19, 2007 to review and finally approve the 2007-2009 LTIP awards. The average of our high and low stock prices immediately preceding the March meeting had increased to $36.72 per share from the $33.51 average per share price on the date immediately preceding the February 13 meeting. The committee recognized that using the higher stock price to calculate the number of performance shares would reduce the number of performance shares awarded as compared to the amount preliminarily approved at the regularly scheduled February meeting. The committee chose to adjust the number of performance shares downward to reflect the higher stock price in order to keep the initial value of the LTIP awards the same as the initial value as presented at the February meeting.

Perquisites

In February 2006, the committee eliminated a number of perks that we had traditionally provided to our executive officers: reimbursement for an automobile and related expenses, financial planning, tax preparation and estate planning expenses and social club dues. Any remaining perks, which include an umbrella liability policy, are minimal.

Other In-Service Benefits

Our executive officers also receive the following benefits, which we provide to all salaried employees as compensation for their services to us:

•	group health, dental and life insurance, part of the cost of which we pay;

•	optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and

•	travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe at a company of our size they are a standard part of the compensation package available to salaried employees.

Retirement and Other Post-Termination Compensation

401(k) Plan

We sponsor two broad-based 401(k) plans, one for salaried employees and one for non-salaried employees. We offer these plans to help employees save for retirement. Each of our executive officers participates in the plan for salaried employees. Under this plan, each participant can defer into his 401(k) plan account a portion of his plan-eligible compensation (generally, base salary and annual bonuses), up to the annual limit set by the IRS and can then direct how his account will be invested. We match each participant’s deferrals under this plan, other than catch-up contributions, on a monthly basis at a rate of 100% up to the first 6% of compensation contributed by the participant. Our matching contributions are fully vested.

Deferred Compensation Plan

We provide a non-qualified, deferred compensation plan for our executive officers to permit them to save for retirement on a tax-deferred basis beyond what the 401(k) plan permits, because of either federal tax code limits or the design of the 401(k) plan. In addition, the plan makes up for matching contributions that cannot be made to the 401(k) plan because of federal tax code limits. The committee believes this type of additional deferral and matching opportunity is part of a competitive compensation package for public company executive officers.

This plan is unsecured, and the officers’ plan accounts would be available to satisfy our creditors in the event of our insolvency. This means that the officers have voluntarily placed at risk all funds they have deferred under the plan.

Pension and Defined Benefit Restoration Plans

Our executive officers, like many of our salaried employees, participate in a defined benefit pension plan that will give them a retirement benefit based on their years of service with the company and their final average compensation (salary plus annual bonus). For salaried employees who do not participate in this pension plan, we make a contribution equal to 2% of compensation each payroll period to our 401(k) plan instead. In the case of Mr. Pomeroy, he receives the additional 401(k) benefit in lieu of accruing any additional pension benefits.

In addition, we provide our executive officers and others with a defined benefit restoration plan to give them the benefits they would have under our pension plan were it not for limitations under the pension plan. The federal tax code places caps on the amount of annual compensation that the pension plan can take into account and on the amount of annual benefits that the pension plan can provide. We are required to include these caps in our pension plan in order to maintain its tax-qualified status. In addition, the pension plan does not take into account amounts that an individual defers under our non-qualified deferred compensation plan.

Despite these limitations, we would like our executive officers to receive a retirement pension benefit that takes into account their full salaries and annual bonuses. Otherwise, in our view, their retirement pension will not accurately reflect their contributions and service to our company. Accordingly, we provide the restoration plan to make up what we see as a shortfall under the pension plan and view this as an important part of a competitive executive compensation package.

SERP

Our initial top five executive officers — of which Messrs. Schaub, Dries and Magee remain with the company — all participated in supplemental executive retirement plans (SERPs) at their prior employers. In addition, Mr. Schaub was in the later stage of his career and stood to receive substantial additional pension benefits if he had remained with his prior employer. Accordingly, we believe a SERP was an important tool in recruiting these officers to join our company. No other executive officers participate in the SERP.

We modeled our SERP after the plan provided by our former shareholder, Goodrich Corporation, which was also Mr. Schaub’s prior employer. It pays an additional retirement benefit equal to the combined benefit under our pension plan and restoration plan for the participant’s first 15 years of service. This benefit is based on the retiring executive’s base salary and annual bonus. LTIP payments and gains from equity grants do not factor into the benefit formula.

Supplemental Retirement and Death Benefits Agreements

At the time we established the SERP and the restoration plan in 2002, the committee intended to enter into split-dollar life insurance arrangements with each plan participant. It had two purposes for doing so. The first was to fund benefits under these plans in a manner with tax advantages for the participants. The second was to provide the officers with an appropriate level of death benefits as part of a competitive public company compensation package. However, shortly after we established the SERP and the restoration plan, new IRS regulations and the Sarbanes-Oxley Act made split-dollar arrangements unattractive for executive officers of public companies. As a result, the committee decided not to enter into the split-dollar insurance arrangements.

Instead, we purchased life insurance policies on the lives of the SERP participants. We own these policies and hold the right to receive any death benefits that are paid under them. The committee believes the policies provide a financially advantageous means for us to finance our obligations under the SERP and the restoration plan.

When we acquired these policies, we also entered into death benefits agreements with Mr. Schaub, Mr. Dries and Mr. Magee. The purpose of these agreements was to provide these individuals with competitive death benefits that would provide security for their beneficiaries. Under these agreements, we must pay a stated lump sum death benefit to each officer’s designated beneficiary if the executive dies while employed with us. The amount of each death benefit is based on the death benefit under the corresponding insurance policy we own on the officer’s life, but minus a cushion that allows us to recover the policy premiums we have paid. Working with an insurance consultant, the committee determined these amounts by projecting the retirement benefits each executive would accumulate if he worked with us until retirement. For the death benefits that would have been payable if the agreements had been triggered on December 31, 2007, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Death Benefits Agreements.” To avoid duplication, the agreements provide that these death benefits are in lieu of any death benefits otherwise payable under the restoration plan and the SERP.

In 2005, we entered into supplemental retirement and death benefits agreements with these same officers. Under these agreements, we agreed to pay each officer’s vested benefits accrued under the SERP and the restoration plan in annual lump-sum payments, beginning in 2007 for Mr. Dries and Mr. Magee, and continuing each year thereafter through retirement. Mr. Schaub elected to defer all lump sum payments until his retirement in 2008. We make these annual lump-sum payments by transferring to the executive ownership of a portion of the life insurance policy we own on the officer’s life. The portion transferred has a cash value equal to the lump-sum value of SERP and restoration plan benefits being paid. The death benefit of the transferred policy also reduces the amount that might otherwise become payable under the officer’s death benefits agreement. To the extent any policy transfer would cause the recipient’s compensation to exceed $1 million for purposes of the federal tax deductibility limit, the portion of the transfer that would have exceeded the limit automatically will be delayed until a later year. We entered into these supplemental agreements in order to meet our obligations under the SERP, restoration plan and death benefits agreements in the most cost-effective manner.

These supplemental agreements also require us to make a tax gross-up payment each year to cover the officer’s income taxes resulting from the policy transfer. The committee decided to provide this tax gross-up for two reasons. First, without the tax gross-up the executive might have to cover income taxes from the policy cash value, reducing the policy’s death benefits. Second, the tax gross-up allows us to approximate the tax-advantaged outcome for the executive that we had originally intended to accomplish through split-dollar arrangements.

Change-In-Control Agreements

In a situation involving a change in control of our company, our executive officers would face a far greater risk of termination than the average salaried employee. To attract qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, and to provide them with an incentive to stay with us in the event of an actual or potential change in control, we have entered into a management continuity agreement with each of them. In addition, we view management continuity agreements for our executive officers as an important part of a competitive executive compensation package. In establishing the terms of these agreements, we looked at similar arrangements established by peer companies and by our former corporate parent. Our inclusion of particular terms in these agreements, including the applicable continuation period and provisions increasing the amount payable to account for excise taxes, reflected our subjective judgment regarding the terms offered in comparable agreements by peer companies and the desire to offer competitive arrangements.

Each of these continuity agreements provides for the individual to continue employment for a specified period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as he had immediately prior to the change in control (including average annual increases). The term “change in control” is defined in the management continuity agreements to include various corporate transactions resulting in a change in ownership in the company and would also include the election of a majority of the board of directors not nominated by the incumbent board of directors. The length of the period was set based on the relative responsibilities of the executive officers. The period is three years for our CEO, CFO and General Counsel and ranges from one and a half to two years for the other executive officers. If during this continued employment period we or our successor were to terminate the individual’s employment for reasons other than “cause”, or the individual voluntarily terminated his employment for a “good reason” (in each case as defined in the agreements), he would be entitled to certain payments and other benefits.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.” The requirement of the second trigger provides the incentive for the executive to stay with us in the event of a change in control. For more information about these payments and other benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Severance Policy

We have written severance policies under which we provide severance benefits to all full-time employees at our corporate office, including our executive officers. Under these policies, an executive officer whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period. The terminated officer is also entitled to receive a pro rata portion of the bonus payable for the year in which the officer is terminated, along with a pro rata payout of all LTIP awards based on the number of completed months in each performance cycle. The period was set based on the relative responsibilities of the executive officers. The period is 24 months for our CEO and 12 months for our other executive officers. An executive officer may not receive any payments under the severance policy if the executive officer is entitled to receive payments under the change-in-control continuity agreements described above.

We maintain this severance policy because we believe that such a policy is consistent with market compensation packages for executive officers and therefore is an important component of a competitive compensation package.

Changes for 2008 Compensation Program

In February 2008, in connection with our CEO succession process, the committee approved a one-time award of restricted shares of our common stock to our executives who report directly to the CEO, including Messrs. Dries, Magee and Childress. The face value of each award was approximately equal to one times his base salary in 2007. Mr. Dries received 11,220 shares with a face value of $344,000, Mr. Magee received 10,209 shares with a face value of $313,000, and Mr. Childress received 7,926 shares with a face value of $243,000. The restrictions on one-third of the restricted shares lapse on February 12, 2009, the restrictions on another one-third lapse on February 12, 2010, and the restrictions on the remaining one-third lapse on February 12, 2011. If the executive officer’s employment with the company terminates prior to February 12, 2011, any restricted shares that have not already become unrestricted shares are forfeited and surrendered to the company. However, all restrictions lapse immediately in the case of death, disability, retirement or termination other than “for cause.” All restrictions also lapse immediately in connection with a change of control of the company. The committee believes that these awards will provide a meaningful incentive for the executive officers to continue as members of the senior management team during the transition from our current CEO to a new CEO.

Conclusion

We have given careful thought to our executive compensation program, including each element of compensation for each executive officer for 2007. In our view, the program accomplishes our objectives for it. First, we consider the program as a whole to be competitive and believe that it has contributed to our strong retention level for executive officers over the past six years as well as our ability to recruit new executive officers as needed. Second, we feel that the program provides appropriate incentives for the executive officers, based on the officers’ responsibility levels, our short- and longer-term business goals and their ability to contribute to achieving these goals. We believe that the program has contributed significantly to the superior returns our shareholders have received over the past six years.

Finally, based on those same factors, as well as our superior operating results, we have concluded that the amount of total compensation paid or awarded to each executive for 2007 was reasonable.

EXECUTIVE COMPENSATION

The following information relates to compensation paid or payable for 2007 to:

(1)	our CEO;

(2)	our CFO;

(3)	the three other most highly compensated of our executive officers who were serving as executive officers as of December 31, 2007; and

(4)	two additional individuals whose employment as executive officers was terminated earlier in 2007 but whose 2007 compensation was higher than that of at least one of the officers described in (3) above.

We refer to these individuals as the “named executive officers.” We have also included information relating to compensation for 2006 for the named executive officers who were also named executive officers in 2006.

Summary Compensation Table

The following table sets forth for the named executive officers:

•	their names and positions (column (a));

•	year covered (column (b)), which here is just 2006 and 2007;

•	salaries (column (c));

•	other annual and long-term compensation (columns (d), (e), (f), (g) and (i));

•	the change for 2007 in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and

•	their total compensation, which is the sum of the amounts in columns (c) through (i).

						Change in
					Non-Equity	Pension Value
				Stock	Incentive	and Nonqualified	All Other
Name and Principal				Awards	Plan	Deferred Comp.	Comp.($)
Position	Year	Salary($)	Bonus($)(1)	($)(2)	Comp.($)(3)	Earnings($)(4)	(5)	Total($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)

Ernest F. Schaub	2007	649,615	—	893,300	1,489,765	776,533	92,221	3,901,434
President and Chief	2006	629,615	—	818,714	1,506,185	423,589	71,657	3,449,760
Executive Officer
William Dries	2007	340,769	20,000	302,735	524,760	360,417	305,026	1,853,707
Senior Vice President	2006	328,615	—	272,923	553,632	353,875	33,781	1,542,826
and Chief Financial Officer
Richard L. Magee	2007	310,039	65,000	255,954	447,591	154,709	250,880	1,484,173
Senior Vice President,	2006	298,615	—	239,289	469,833	81,557	29,542	1,118,836
General Counsel and Secretary
J. Milton Childress II	2007	241,384	—	67,629	166,639	34,446	27,302	537,400
Vice President,	2006	235,154	81,250	25,939	207,147	17,832	14,103	581,425
Strategic Planning & Business Development
Donald G. Pomeroy II(6)	2007	170,615	—	65,651	127,947	5,747	59,878	429,838
Vice President and Controller
Former Executive Officers:
John R. Smith	2007	575,615	—	—	340,666	—	28,099	944,380
Former Senior Vice	2006	254,000	—	55,590	246,123	22,921	17,008	595,642
President, Human Resources and Administration
Wayne T. Byrne	2007	289,617	—	—	164,399	29,934	27,609	511,559
Former Vice President and Controller

(1)	Amounts shown include ex gratia bonuses approved for Mr. Dries and Mr. Magee for 2007 for additional duties assumed in connection with the departure of Mr. Smith and a hiring bonus that we paid Mr. Childress in 2006.

(2)	We recognized these amounts as expense in our annual financial statements for performance share awards under our long-term incentive plan (LTIP). For each award, the only assumptions we used in determining these amounts were (a) the number of shares we believed were probable of being earned and (b) the grant date share price, which in each case was the average of the high and low prices of our common stock on the day prior to the grant date. The amount shown for Mr. Pomeroy includes $12,991 of expense recognized in our annual financial statements in connection with the vesting of 3,500 shares of restricted stock on August 1, 2007.

(3)	These amounts consist of bonuses paid under our annual performance plans and cash awards earned under our LTIP. Here is the breakdown for each named executive officer:

	Year	Annual Bonus	Cash LTIP Award

Schaub	2007	762,385	727,380
	2006	887,405	618,780
Dries	2007	282,300	242,460
	2006	347,372	206,260
Magee	2007	235,438	212,153
	2006	289,355	180,478
Childress	2007	166,639	—
	2006	207,147	—
Pomeroy	2007	127,947	—
Smith	2007	340,666	—
	2006	246,123	—
Byrne	2007	164,399	—

(4)	These amounts consist of the following:

		Increase in Actuarial Present Value Under
	Year	Pension Plan	Restoration Plan	SERP

Schaub	2007	31,211	351,439	393,883
	2006	27,461	178,475	217,653
Dries	2007	29,682	146,743	183,992
	2006	21,440	131,854	200,581
Magee	2007	19,517	58,970	76,222
	2006	12,320	25,239	43,998
Childress	2007	15,457	18,989	—
	2006	16,541	1,291	—
Pomeroy	2007	5,260	487	—
Smith	2007	—	—	—
	2006	19,377	3,544	—
Byrne	2007	12,863	17,071	—

(5)	These amounts consist of the following:

				Non-qualified
			Amounts	deferred
		401(k) plan	paid for life	compensation	Tax gross-		Relocation
	Year	match	insurance	plan match	ups		Expenses

Schaub	2007	13,500	—	78,721	—		—
	2006	13,200	114	53,197	5,146		—
Dries	2007	13,500	875	7,740	282,911	*	—
	2006	13,200	757	17,341	2,483		—
Magee	2007	13,500	875	22,464	214,041	*	—
	2006	13,200	689	13,595	2,058		—
Childress	2007	13,500	390	13,412	—		—
	2006	12,922	541	640	—		—
Pomeroy	2007	13,500	390	—	—		45,988
Smith	2007	13,500	875	13,724	—		—
	2006	13,200	598	2,040	1,070
Byrne	2007	13,500	390	14,019	—		—

*	These tax gross-up payments are related to the payment of vested benefits accrued under our defined benefit restoration plan and SERP.

(6)	Mr. Pomeroy became an executive officer effective September 1, 2007, and was previously Vice President — Finance at our Garlock Sealing Technologies LLC subsidiary. The amount reported includes all compensation received in 2007, including for the period prior to his September 1 promotion.

The “Stock Awards” values shown in column (e) of this table include grants of performance shares for three long-term incentive cycles. For 2007, the performance cycles cover the three-year periods from 2005-2007, 2006-2008 and 2007-2009 cycles, and for 2006, the performance cycles cover the three-year periods from 2004-2006, 2005-2007 and 2006-2008. The officers will not actually earn these performance shares unless we achieve pre-established corporate performance goals, and the number of shares they actually earn will be based on our performance as compared to those goals. For more information about our long-term incentive plan, or LTIP, under which we granted these performance share awards, see below under “— Grants of Plan-Based Awards — LTIP Awards.”

In February 2008, we paid out awards for our 2005-2007 long-term incentive cycle. We paid a portion of each award in cash and a portion in performance shares, in each case based on achievement of performance goals the Compensation Committee set in early 2005. Participants in this LTIP cycle, including the named executive officers, earned the awards as of December 31, 2007. For this reason, the cash portion of the awards to the named executive officers appears in column (g) of the summary compensation table (see note 2 for the exact amounts). As described above, column (e) includes the amounts we recognized in our annual financial statements for the performance share portion of these awards. For information about the payout of these performance shares, see below under “— Option Exercises and Stock Vested.”

For more information about our annual performance plan bonuses, which are part of the amounts shown in column (g) above (see note 2), see the section below entitled “— Grants of Plan-Based Awards — Annual Performance Plan Awards.” That section also describes the plans under which we granted the bonuses.

Grants of Plan-Based Awards

The following table provides additional information about awards we granted in 2007 to the named executive officers under our 2007 annual performance bonus plans and our LTIP for the 2007-2009 performance cycle.

									Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under			Fair Value
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of Stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	and Option
Name		Grant Date	($)	($)	($)	(#)	(#)	(#)	Awards(1)
(a)	Plan	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(l)

Ernest F. Schaub	Annual Plan	3/19/07	278,375	556,750	1,113,500	—	—	—	—
	LTIP	3/19/07	147,375	736,875	1,473,750	10,042	20,084	30,126	736,881
William Dries	Annual Plan	3/19/07	103,200	206,400	412,800	—	—	—	—
	LTIP	3/19/07	51,600	258,000	516,000	3,516	7,032	10,548	258,004
Richard L. Magee	Annual Plan	3/19/07	86,075	172,150	344,300	—	—	—	—
	LTIP	3/19/07	40,690	203,450	406,900	2,773	5,545	8,318	167,453
J. Milton Childress II	Annual Plan	3/19/07	59,250	118,500	237,000	—	—	—	—
	LTIP	3/19/07	14,220	71,100	142,200	969	1,938	2,907	109,372
Donald G. Pomeroy II	Annual Plan	3/19/07	24,300	48,600	97,200	—	—	—	—
	LTIP	3/19/07	—	—	—	545	1,090	1,635	39,992
Former Executive Officers:
John R. Smith	Annual Plan	3/19/07	72,050	144,100	288,200	—	—	—	—
	LTIP	3/19/07	32,750	163,750	327,500	2,232	4,463	6,695	167,489
Wayne T. Byrne	Annual Plan	3/19/07	36,300	72,600	145,200	—	—	—	—
	LTIP	3/19/07	9,075	45,375	90,750	619	1,237	1,856	45,386

(1)	These numbers are the total grant date fair value under FAS 123(R) of the target performance share awards in column (g).

Annual Performance Plan Awards

The Compensation Committee granted each named executive officer an annual performance bonus opportunity for 2007 under our management bonus plans. Information about these bonus opportunities is reported in the line beside each officer’s name in the table above. Mr. Schaub, Mr. Dries, Mr. Magee and Mr. Smith participated in our Senior Executive Annual Performance Plan. Mr. Childress, Mr. Pomeroy and Mr. Byrne participated in our Management Annual Performance Plan. The two plans operate identically in all material respects.

The committee established objective corporate performance goals under the plans and communicated them to plan participants in March 2007. For each goal, the committee also assigned a specific weight, i.e., the percentage of the participants’ total bonuses that the goal would contribute. Under both plans, the 2007 performance goals and weightings were:

Adjusted net income	40%
Free cash flow before asbestos and taxes	30%
Sales growth	30%

The committee set the threshold performance levels for the first two goals — that is, the levels below which participants would not earn a bonus related to these goals — at 85% of target. It set the maximum performance level for each of these goals at 120% of target. For sales growth, the committee set the threshold performance level at 80% of target and the maximum performance level for this goal at 130% of target.

At the same time, the committee communicated to each participant a total cash bonus opportunity, expressed as a percentage of his base salary. The percentages of salary increased with the level of the job. Each participant had the opportunity to earn 50% of his target bonus for corporate performance at the threshold level, 100% of his target bonus for performance at the target level and 200% of his target bonus for maximum performance. The table above shows the threshold, target and maximum bonus for each named executive officer.

We exceeded our performance goals for 2007 which resulted in annual bonus payments at 138% of target. These bonuses are reported in column (g) of the summary compensation table (see note 2).

LTIP Awards

Under our LTIP, the committee may provide a long-term incentive opportunity for plan participants in any year. Each opportunity is in the form of a target award based on corporate performance over a three-year cycle. The committee establishes the performance goals and their weightings at the time it grants the awards, which is generally in the first part of the first year in the cycle. For each award, there is also a threshold level of performance below which the participants will earn no award and a maximum performance level that corresponds to the maximum award they can earn.

In March 2007, the committee made target awards under the LTIP to a number of participants, including all of the named executive officers. These awards were for the 2007-2009 performance cycle.

One half of each target award was in performance shares, other than Mr. Pomeroy whose entire LTIP award was in performance shares. Each performance share, if earned, will be paid in the form of a share of our common stock. The amount of this potential stock award that we have recognized in our 2007 financial statements for each named executive officer is included in column (e) to the summary compensation table. The award recipients will not actually own any of these shares, however, unless our corporate performance through the end of 2009 at least meets the threshold level. The performance goals and weightings for the performance share target awards are:

Return on capital	60%
Free cash flow before asbestos	40%

We set the threshold performance level for each of these goals at 80% of target, and the maximum level at 120% of target.

Our 2002 Amended and Restated Equity Compensation Plan governs the performance share awards. In determining the number of performance shares that make up our target awards, the committee begins with target dollar values and divides those values by the fair market value of our common stock. This plan defines “fair market value” as the average of the high and low sales prices of our common stock on the day prior to the date of grant.

The other half of each target award for the 2007-2009 cycle was in cash. The performance goals and weightings for the target cash awards are:

Free cash flow before asbestos and taxes	50%
Return on capital	30%
Net cash outflow for asbestos	20%

We set the threshold performance level for each of these goals at 80% of target, and the maximum level at 130% of target.

The potential payouts increase with the level of the job. For the 2007-2009 cash awards, each participant has the opportunity to earn 20% of his target award for corporate performance at the threshold level, 100% of his target award for performance at the target level and 200% of his target award for maximum performance. For the 2007-2009 performance share awards, each participant has the opportunity to earn 50% of the targeted number of shares for threshold performance and 150% for maximum performance. The table above shows the threshold, target and maximum cash and performance share payouts for this cycle. This information appears on the line below each officer’s name.

An award recipient generally must be employed with us on December 31, 2009 to earn an award for the 2007-2009 cycle. The only exceptions under the plan are for death, disability or retirement during the cycle. In any of those events, a recipient will receive a pro rata portion of the award he would have received had he remained employed through the end of 2009.

If we pay any common stock dividends during the performance period, recipients will not receive any dividends on their performance share awards for this cycle unless and until they earn the shares. At that time, they will receive the value of any dividends we have paid during the performance period in the form of additional shares of our common stock (with cash in lieu of fractional shares).

All shares of our common stock that we pay out for this cycle will reduce the number of shares available to be issued under our Amended and Restated 2002 Equity Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End

The next table gives a snapshot as of the end of 2007 of equity awards to our named executive officers, the ultimate outcomes of which the officers have not yet realized. In fact, other than the option awards in column (b), these awards either have not vested or the officers have not yet earned them.

	Option Awards				Stock Awards
	Number of	Number of				Equity Incentive Plan
	Securities	Securities			Equity Incentive Plan	Awards: Market or
	Underlying	Underlying			Awards: Number of	Payout Value of
	Unexercised	Unexercised			Unearned Shares,	Unearned Shares, Units
	Options	Options	Option Exercise		Units or Other Rights	or Other Rights That
	(#)	(#)	Price	Option	That Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Expiration Date	(#) (1)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Ernest F. Schaub	196,500	0	5.51	7/30/2012	—	—
	52,124	0	4.10	2/11/2010	—	—
	—	—	—	—	40,983	1,256,129
William Dries	60,600	0	5.51	7/30/2012	—	—
	42,500	0	4.10	2/11/2010	—	—
	—	—	—	—	13,998	429,039
Richard L. Magee	53,000	0	5.51	7/30/2012	—	—
	37,000	0	4.10	2/11/2010	—	—
	—	—	—	—	11,640	356,766
J. Milton Childress II	—	—	—	—	4,425	135,626
Donald G. Pomeroy II	10,600	—	5.51	7/30/2012	—	—
	7,500	—	4.10	2/11/2010	—	—
	—	—	—	—	2,370	72,641
Former Executive Officers:
John R. Smith	—	—	—	—	—	—
Wayne T. Byrne	—	—	—	—	—	—

(1)	For each of the named executive officers, these numbers consist of target performance share awards for the 2006-2008 and 2007-2009 LTIP cycles. The awards for the 2006-2008 cycle generally will vest December 31, 2008, and the awards for the 2007-2009 cycle generally will vest December 31, 2009.

Option Exercises and Stock Vested

This table provides information about amounts the named executive officers realized in 2007 from equity awards.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)(1)

Ernest F. Schaub	36,770	1,391,485	40,386	1,237,831
William Dries	—	—	13,462	412,610
Richard L. Magee	—	—	11,841	362,927
J. Milton Childress II	—	—	—	—
Donald G. Pomeroy II	—	—	2,493	76,410
	—	—	3,500	107,275
Former Executive Officers:
John R. Smith	—	—	—	—
Wayne T. Byrne	—	—	2,493	76,410

(1)	We calculated these values using a price of $30.65 per share, the average of the high and low prices of our common stock on December 31, 2007, other than the 3,500 shares of restricted stock which were acquired by Mr. Pomeroy on August 1, 2007 and valued using a price of $39.36 per share, the average of the high and low prices of our common stock on that date.

Pension Benefits

The next table shows information about the named executive officers’ accumulated benefits under our defined benefit pension plans. The information includes the present value of accumulated benefit for each officer under each plan. This is the lump sum value, as of December 31, 2007, of the annual benefit earned as of that date that would be payable under each plan at the officer’s retirement, assuming he retired at the earliest age at which his benefits would not be reduced. The present value of accumulated benefit is an estimate only. Each officer’s actual benefit under these plans will depend on his compensation and years of service at retirement or termination, and on other data used in the benefit calculations. The assumptions used to estimate these benefits are the same as those assumptions used in Note 13 to our Consolidated Financial Statements in our 2007 annual report.

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)(1)

Ernest F. Schaub	Pension	5.58	182,761	—
	Restoration	5.58	1,252,325	—
	SERP	5.58	1,475,979	—
William Dries	Pension	6	137,456	—
	Restoration	6	269,731	140,990
	SERP	5.58	366,315	209,010
Richard L. Magee	Pension	6	90,759	—
	Restoration	6	58,176	100,733
	SERP	5.58	74,929	164,070
J. Milton Childress II	Pension	2.08	32,069	—
	Restoration	2.08	20,280	—
Donald G. Pomeroy II(2)	Pension	11.58	89,414	—
	Restoration	11.58	8,292	—
Former Executive Officers:
John R. Smith	Pension	2	—	—
	Restoration	2	—	—
Wayne T. Byrne(2)(3)	Pension	8.83	69,355	—
	Restoration	8.83	18,300	—

(1)	Does not include tax gross-up payments to Mr. Dries of $282,911 and to Mr. Magee of $214,041 with respect to payments made under the restoration plan and the SERP. The tax gross-up payments are included in the amounts shown in column (i) of the Summary Compensation Table entitled “All Other Compensation.”

(2)	Number of years of credited service includes prior service under the pension plan maintained by our subsidiary, Coltec Industries Inc.

(3)	Mr. Byrne left the company in 2007 and is no longer an active participant in the restoration plan. He will receive a lump sum equal to the present value of his accumulated benefit under that plan in 2008.

We maintain three defined benefit plans. One, which we refer to as our pension plan, is a broad-based plan that provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The second provides unfunded, non-qualified benefits in excess of the limits that apply to the pension plan. We call this one the restoration plan. The third is a supplemental executive retirement plan, or SERP, that provides additional unfunded, non-qualified benefits to certain officers.

Pension Plan

Benefits under our pension plan are paid as a life annuity, with monthly payments. Benefit amounts for salaried employees depend on a participant’s pay and credited service with our company. For benefits accrued due to service with the company through December 31, 2006, the monthly payments will be reduced by 4% per year if a participant chooses to receive payments before age 62. There will be no reduction in the amount of the payments if the participant waits until after age 62. For benefits accrued due to service after December 31, 2006, the monthly payments will be reduced by 5% per year if the participant chooses to begin receiving payments before age 65.

Pay used to determine a salaried participant’s benefit amount is the average compensation over the final 60 months of employment, or the highest consecutive 60 months of compensation during the last 120 months of employment, whichever is greater. For purposes of the plan, “compensation” means base pay plus annual bonus awards. However, compensation for the pension plan is limited under the federal tax code. The limit was $225,000 in 2007. In addition, benefits provided under the pension plan may not exceed a benefit limit under the federal tax code. In 2007, this limit was $180,000, payable as a single life annuity beginning at normal retirement age.

We established the pension plan to provide tax-qualified retirement benefits for most of our full-time employees of the company. In 2006, we began to phase out participation in this plan for salaried employees, replacing it with an additional benefit under our 401(k) plan. However, salaried employees who were hired prior to January 1, 2006, and who were at least age 40 on December 31, 2006, were offered a choice to continue to accrue benefits under the pension plan. Mr. Pomeroy was not 40 years old as of that date, and therefore was not offered the choice to continue as a participant in the pension plan. Each of the other named executive officers chose to continue to accrue future benefits under the pension plan rather than to receive the additional benefit under our 401(k) plan. Mr. Schaub and Mr. Dries are both eligible for early retirement under our pension plan.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

Restoration Plan

The restoration plan provides a benefit that is equal to the benefit that would be provided under the pension plan if the federal tax code compensation and benefit limits did not exist, minus the benefit actually provided under the pension plan. In addition, the restoration plan provides benefits on compensation that is deferred and not taken into account under the pension plan.

The definition of compensation is the same as the definition used for the pension plan, except that compensation includes amounts deferred pursuant to our non-qualified deferred compensation plan.

Vested benefits are generally payable in an actuarially equivalent single cash payment following termination of employment. For certain executive officers with whom we have entered into supplemental retirement and death benefits agreements, payments will be made annually as benefits accrue up to retirement. However, under the agreements, we may delay these annual pre-retirement payments to the extent that Section 162(m) of the federal tax code would limit our tax deduction for them. See “Compensation Discussion and Analysis — Compensation Program Design and Tools — Impact of Tax and Accounting Rules.”

Employees participate in the restoration plan only with board approval. All of the named executive officers, other than the former executive officers, participate in this plan.

Because this a non-qualified plan, benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

SERP

There are only three participants in the SERP — Mr. Schaub, Mr. Dries and Mr. Magee. These officers earn an additional benefit under the SERP equal to the combined benefit under our pension plan and restoration plan for their first 15 years of service. The SERP takes into account service only for periods beginning on or after June 1, 2002 for this purpose.

Under the supplemental retirement and death benefits agreements we have entered into with each of the SERP participants, we will pay SERP benefits annually as they accrue, up to retirement. However, under the agreements, we may delay the annual pre-retirement payments to the extent that Section 162(m) of the federal tax code would limit our tax deduction for them. See “Compensation Discussion and Analysis — Compensation Program Design and Tools — Impact of Tax and Accounting Rules.”

Like the restoration plan, the SERP is unsecured, and a participant’s claim for benefits under the SERP is no greater than the claim of a general creditor.

Non-Qualified Deferred Compensation

We provide a plan that allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions.

This table provides information about amounts we and the executives contributed to the plan in 2007, and about earnings and withdrawals under the plan. The last column shows each officer’s total account balance as of the end of the year.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($) (1)	($) (2)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Ernest F. Schaub	78,721	78,721	55,619	—	888,387
William Dries	7,712	7,712	4,617	—	132,854
Richard L. Magee	3,336	3,336	6,673	—	144,380
J. Milton Childress II	13,412	13,412	691	—	29,891
Donald G. Pomeroy II	—	—	—	—	—
Former Executive Officers:
John R. Smith	83,100	13,724	4,072	—	100,896
Wayne T. Byrne	21,105	14,019	4,993	—	63,553

(1)	Each officer’s contributions during 2007 were deferred from his salary or annual bonus. Accordingly, all amounts in this column are included in the summary compensation table that begins on page 32, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).

(2)	These amounts appear in the “All Other Compensation” column, column (i), of the summary compensation table (see note 4 to that table).

Under this plan, each officer can defer up to 25% of his salary each year and up to 50% of his annual bonus and any cash LTIP payout. Deferrals of base salary and bonus can be made only after the officer has contributed the maximum amount to our 401(k) plan. We match contributions each year in an amount equal to the match the officer would have received under our 401(k) plan in the absence of federal tax code limitations on that plan, minus the actual 401(k) match the officer received for that year.

Each executive officer who participates in the plan also directs how the money in his plan account will be invested. The investment options available under the plan are the same as those available under the 401(k) plan (excluding our common stock). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts. The following table shows the investment options currently available under the plan, as well as the 2007 return for each option.

Investment Option	2007 Return (%)

American Funds Growth Fund of America R4	10.88
Dodge & Cox Stock	0.14
Oppenheimer Main Street A	4.20
Schwab Institutional Select S&P 500	5.52
American Beacon Small Cap Value Plan	(6.64)
JP Morgan Mid-Cap Value Institutional	2.83
T. Rowe Price Mid-Cap Growth	17.65
Vanguard Explorer	5.06
Laudus International MarketMasters	16.48
PIMCO Total Return Administration	8.81
Van Kampen Equity and Income A	3.26
Schwab Retirement Advantage Money Market	4.96

Participants are generally entitled to receive payment of their account balances under this plan only upon termination of employment and only in one of the following ways:

•	a single lump sum cash payment as soon as practicable after termination (generally within 180 days);

•	either five or ten annual installments (with the first installment to be paid as soon as practicable after termination); or

•	a combination of a single lump sum cash payment and either five or ten annual installments.

Participants can choose among these payment options. Once a participant makes a payment election, he can change it only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Because this a non-qualified plan, benefits are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential Payments Upon Termination or Change in Control

Management Continuity Agreements

We are party to management continuity agreements with each of our current executive officers. The purpose of these continuity agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of our company. The agreements are not ordinary employment agreements. Unless there is a change in control, they do not provide any assurance of continued employment, or any severance beyond the severance that we provide generally to our salaried employees.

Under these agreements, any of the following events would be a “change in control”:

•	any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);

•	a change in the majority of our directors that our directors have not approved;

•	a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company more than 70% of the outstanding common stock and combined voting power of which our shareholders hold, in substantially the same proportions as their holdings of our securities prior to the sale).

Each continuity agreement generally provides for the officer’s employment to continue, in the same position and with the same responsibilities and authority, for a period of time following the change in control. It also provides for the officer to maintain the same benefits and level of compensation, including average annual increases. The continuation periods for our named executive officers are as follows:

Schaub	3 years
Dries	3 years
Magee	3 years
Childress	2 years
Pomeroy	1.5 years

If we or our successor terminated an executive officer’s employment during his continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason” (in each case as defined in the agreement), he would be entitled to the following payments and benefits:

•	His annual base salary for a period of time, which we refer to as the payment period, in a lump sum cash payment. The payment periods for the named executive officers are:

Schaub	3 years
Dries	3 years
Magee	3 years
Childress	2 years
Pomeroy	1.5 years

•	His pro rata target bonus for the year of termination, in a lump-sum cash payment.

•	A lump-sum cash payment equal to the market value (as defined in the agreement) of the performance shares awarded to the individual under the LTIP for each incomplete performance period. The number of shares paid out would be based on a specified mix of actual and targeted performance.

•	A lump-sum cash payment intended to approximate continuation of annual bonuses for the rest of the payment period. This payment will be equal to the number of years in his payment period, multiplied by the greatest of (1) his most recent annual bonus, (2) his target annual bonus for the year of termination, or (3) his target annual bonus for the year in which the change in control occurs.

•	A lump-sum cash payment intended to approximate the value of foregone performance share and phantom performance share LTIP awards for the rest of the payment period (based on the market value of our common stock, as defined in the agreement). This payment will be equal to a specified number, multiplied by the greatest of (1) 1/12 of the number of performance shares actually awarded the officer for the most recently completed cycle, (2) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the termination of employment and (3) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the change in control. The specified numbers for the named executive officers are:

Schaub	24
Dries	24
Magee	24
Childress	16
Pomeroy	12

•	Continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements, as well as the ability to exercise any vested options, during his payment period (unless he were then age 55 or older and eligible to retire).

•	In addition to the benefits to which he was entitled under our retirement plans, a lump-sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	A tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits.

In addition, each officer is entitled to reimbursement of attorneys’ fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.

The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2007. The table does not include a pro rata bonus for the year of termination because even without these agreements, the officers would be entitled to their full 2007 bonus if they had been terminated without cause on December 31.

				Pro Rata
			Foregone	Performance		Additional	Estimated
	Salary	Bonus	LTIP	Share	Continuation	Pension	Tax
	Continuation	Continuation	Awards	Awards	of Benefits	Benefits	Gross-up	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)

Schaub	1,965,000	2,662,215	1,711,971	1,280,561	24,049	2,230,333	4,541,881	14,416,010
Dries	1,032,000	1,042,119	570,800	434,781	30,808	834,751	1,783,626	5,728,885
Magee	939,000	868,065	437,925	376,308	30,596	393,205	1,345,593	4,390,692
Childress	486,000	417,546	95,062	139,850	20,078	69,231	535,477	1,763,244
Pomeroy	243,000	112,500	52,441	37,182	14,877	—	—	460,000

Death Benefits Agreements

Under agreements we have with Mr. Schaub, Mr. Dries and Mr. Magee, we must pay a stated lump sum death benefit to each officer’s designated beneficiary if the officer dies while employed with us. The amount of the stated death benefit will decrease over time as we transfer to each officer a portion of an insurance policy we own on the officer’s life. The amounts of these death benefits that we would have owed if the officers had died on December 31, 2007 are as follows:

Death Benefit Amount
($)

Schaub	5,100,000
Dries	2,819,296
Magee	2,875,175

Severance Benefits

We have written severance policies under which we provide severance benefits to all of the full-time employees at our corporate office, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period of time, which we refer to as the “severance period.” Each employee is also entitled to continue receiving certain benefits during his or her severance period, including a pro rata payment of any annual bonus and outstanding LTIP awards through the date of termination. The length of the severance period increases with one’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that our executive officers’ severance periods are longer.

The severance periods for our named executive officers are:

Schaub	24 months
Dries	12 months
Magee	12 months
Childress	12 months
Pomeroy	12 months

However, in the event of any termination following a change in control, the management continuity agreements described above would supersede our severance policies.

The following table estimates the severance benefits we would owe the named executive officers under these policies if they had been terminated on December 31, 2007 (assuming no prior change in control). The table does not include a pro rata bonus for the year of termination because even without this severance policy, the officers would be entitled to their full 2007 bonus if they had been terminated without cause on December 31.

	Salary	Continuation	Pro Rata
	Continuation	of Benefits	LTIP Awards	Outplacement	Total
Name	($)	($)	($)	($)	($)

Schaub	1,310,000	16,033	2,863,926	98,250	4,288,208
Dries	344,000	10,269	962,641	51,600	1,368,510
Magee	313,000	10,199	744,623	46,950	1,114,772
Childress	243,000	10,039	139,850	36,450	429,339
Pomeroy	190,000	9,918	89,622	28,500	318,040

PROPOSAL 2 — AMEND OUR ARTICLES OF INCORPORATION
TO CLARIFY THE PROVISION RESTRICTING THE REPURCHASE OF SHARES
(Item 2 on the WHITE proxy card)

Article 9(a) of our articles of incorporation provides that any acquisition by EnPro of shares of our voting stock from any beneficial owner of five percent or more of our voting stock who has beneficially owned those shares for less than two years must be approved by the affirmative vote of the holders of a majority of our voting stock not beneficially owned by that five percent shareholder. The shareholder approval requirement of Article 9(a) does not apply to any acquisition that is “pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased” (which we refer to as the “Broad Offer Exception”) or to any acquisition effected at a price equal to or less than the closing trading price for the class of the shares purchased on the trading day immediately preceding the acquisition (which we refer to as the “Prior Day Closing Price Limitation”). Provisions like Article 9(a) are often referred to as “anti-greenmail” provisions, designed to deter a shareholder from acquiring a large stake with the objective of seeking the repurchase of its shares at a premium in a transaction not open to all shareholders.

On March 3, 2008, we announced the authorization by our board of directors for EnPro to repurchase up to $100 million of our common stock. Approximately half of that amount was applied to the immediate repurchase of shares under an accelerated share repurchase agreement. The remaining amount is to be used to make additional purchases over time through an open-market share repurchase program. As indicated on page 7 of this proxy statement, at February 29, 2008 five shareholders each beneficially owned more than five percent of the outstanding shares of our common stock.

To facilitate the announced open-market share repurchase program and any other market repurchase programs, our board of directors is proposing a clarifying amendment to Article 9(a) to provide that the shareholder approval requirement under that provision would not apply to any unsolicited transaction effected through the facilities of a national securities exchange or automated quotation system. Our board has concluded that the clarifying amendment is consistent with the purpose of Article 9(a) because unsolicited market repurchase transactions are open to all shareholders to participate on an equal basis.

In effecting a share repurchase program through unsolicited market purchases, including on a national securities exchange, such as the New York Stock Exchange, or an automated quotation system, EnPro would not know definitively the identity of the shareholder from which it would be acquiring shares. Given that uncertainty, in planning for any market repurchase program without prior shareholder approval, we would need to assume that the seller of any repurchased shares may be an owner of five percent of our common stock and that the shares being sold were acquired by that seller within the prior two years. Thus for planning purposes, we would need to assume that Article 9(a) may apply to any market repurchase transaction.

We believe that, in the absence of the proposed clarifying amendment to the articles of incorporation, it is not certain whether unsolicited market transactions would qualify for the Broad Offer Exception to Article 9(a). Because any shareholder is eligible to sell shares to the corporation in unsolicited market transactions, and the corporation would not know the identity of the seller in unsolicited market transactions, those transactions could be deemed to be indirect offers to all shareholders. Such an interpretation would be consistent with the purpose of so-called anti-greenmail provisions since unsolicited market repurchase transactions permit all shareholders to participate as sellers on equal terms. The proposed amendment is intended to resolve any uncertainty whether the Broad Offer Exception was intended to apply only to direct offers to all shareholders, such as tender offers, or whether it was intended to also include indirect offers to all shareholders effected as unsolicited market repurchase transactions.

We intend to pursue our announced share repurchase program regardless of whether the clarifying amendment to Article 9(a) is approved by the shareholders. In the absence of the clarifying amendment to Article 9(a), we could design our share repurchase transactions to comply with the Prior Day Closing Price Limitation. This additional limitation on share repurchase transactions may result in any share repurchase program being less efficient and may prevent us from completing any program within its anticipated period. Accordingly, although we intend to pursue our announced share repurchase program regardless of whether the clarifying amendment to Article 9(a) is approved, the amendment may facilitate our efficient completion of that program.

Our board of directors has proposed the clarifying amendment instead of seeking shareholder approval of our announced repurchase program. It has proposed this course of action because of the uncertainty of the shareholder vote required to approve any particular repurchase transaction effected in a repurchase program. Because we may not know the identity of the shareholder selling shares in unsolicited market transactions, we would not know whether to exclude the votes of some or all of the shareholders listed in the table on page 7 of this proxy statement in determining whether a particular repurchase transaction had been approved by the requisite shareholder vote. In addition, because the shareholder approval requirement of Article 9(a) applies as of the time of the repurchase transaction, we would not know whether to exclude the votes of any shareholder holding less than five percent of our outstanding shares at the time of the vote since, theoretically, any such shareholder could subsequently become a beneficial owner of five percent of the outstanding shares after the vote and sell shares to us in the program. Moreover, as noted above, our board has concluded that the clarifying amendment is consistent with the purpose of Article 9(a) and that all unsolicited market repurchase transactions should be excepted from the shareholder approval requirement of that provision because those transactions are open to all shareholders to participate on an equal basis.

The amendment specifies that an unsolicited transaction is any transaction in which EnPro does not solicit or arrange for the solicitation of orders from beneficial owners of more than five percent of the outstanding shares of our common stock to sell their shares in anticipation of or in connection with EnPro’s repurchase transaction. The phrase “solicit or arrange for the solicitation of orders . . . in anticipation of or in connection with such transaction” is intended to have a similar meaning to that phrase as it is used in Rule 144(f)(2) under the Securities Act of 1933. The clarifying amendment also provides that a transaction will not be deemed to be solicited by virtue of any public announcement by EnPro of its intention to acquire shares or any public announcement by EnPro of its acquisition of shares. Federal securities laws and the rules of the New York Stock Exchange require EnPro to publicly announce its intention to acquire shares of its common stock prior to purchasing any shares on the market, and federal securities laws require EnPro to periodically report its share repurchasing activity.

If this proposal is approved and we proceed to effect the amendment, Article 9(a) of our articles of incorporation will be amended to read as provided in Appendix B — the underlined portion of the text included in Appendix B identifies the changes being proposed to Article 9(a). The proposed amendment to Article 9(a) has been unanimously adopted by our board of directors, none of whom are affiliated or associated with any beneficial owner of five percent or more of our outstanding shares of common stock and, accordingly, each of whom is a “Disinterested Director” as defined in Article 9(c)(x) of our articles of incorporation. As a result, the proposed amendment requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the meeting. If this proposal does not receive the required number of votes in favor, our articles of incorporation will not be amended. In that event, we intend to pursue our announced share repurchase program subject to the Prior Day Closing Price Limitation, as described above.

If approved, this amendment will become effective upon the filing of articles of amendment to our articles of incorporation with the Secretary of State of North Carolina. The approval and effectiveness of the amendment would not entitle shareholders to dissenters’ rights under North Carolina law.

Our board of directors has determined that the proposal to amend Article 9(a) of our articles of incorporation to clarify that the repurchase of shares in unsolicited transactions effected through the facilities of a national securities exchange or automated quotation system is not subject to the shareholder approval requirement of that article is in EnPro’s and our shareholders’ best interests. Accordingly, our board of directors has unanimously adopted this amendment and recommends that our shareholders approve this amendment by voting “FOR” this proposal.

The board recommends that shareholders vote “FOR” this proposal. Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as votes against this proposal. Therefore, your vote is important and we urge you to vote “FOR” this proposal.

PROPOSAL 3 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008
(Item 3 on the WHITE proxy card)

On February 12, 2008, the Audit Committee reappointed PricewaterhouseCoopers LLP as our external auditors for the fiscal year ending December 31, 2008. The board of directors agrees with this decision. If the shareholders do not ratify this appointment, the Audit Committee will consider other external auditors.

The board recommends that you vote FOR ratification of PricewaterhouseCoopers LLP as our external auditors for 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2008. We refer to PricewaterhouseCoopers as our “external auditors.” We understand that representatives of PricewaterhouseCoopers will be present at the annual meeting on April 30. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Audit Committee has a policy that outlines procedures intended to ensure that it pre-approves all audit and non-audit services that our external auditors provide to us. The policy provides for pre-approval of a budget that sets the fees for all audit services to be performed during the upcoming fiscal year. It also mandates pre-approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding pre-approved cost levels. The policy allows the Audit Committee to delegate pre-approval authority to one or more of its members (except pre-approval authority for certain internal control-related services). A copy of the pre-approval policy is available on our website at www.enproindustries.com; click on “Investor,” and then “Corporate Governance.” The policy is located with our committee charters.

Before approving services to be performed by the external auditors, the Audit Committee considers whether the proposed services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The committee considers all of these factors as a whole. No one factor is necessarily determinative.

Fees Paid to External Auditors

The following table sets forth the total fees and expenses from PricewaterhouseCoopers for each of the past two years:

	2007	2006

Audit Fees(1)	$1,916,900	$2,054,766
Audit-Related Fees(2)	0	21,314
Tax Fees	0	0
All Other Fees	0	0

TOTAL FEES	$1,916,900	$2,076,080

(1)	Audit fees consisted of work performed related to the preparation of our financial statements and the assessment of our internal control over financial reporting, as well as work generally only the external auditors can reasonably be expected to provide, such as statutory audits and accounting consultation.

(2)	Audit-related fees in 2006 consisted principally of services related to the completion of benefit plan audits for plan years ending in 2005.

The Audit Committee pre-approved all audit and audit-related services that PricewaterhouseCoopers performed in 2006 and 2007 in accordance with our pre-approval policy.

OTHER MATTERS

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

We have retained MacKenzie Partners, Inc. to assist us in soliciting your proxy for an estimated fee of $350,000 plus reasonable out-of-pocket expenses. MacKenzie Partners expects that approximately 65 of its employees will assist in the solicitation. MacKenzie Partners will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of EnPro common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of EnPro common stock.

Our expenses related to the solicitation in excess of those normally spent for an annual meeting as a result of the proxy contest and excluding salaries and wages of our regular employees and officers are expected to be approximately $1,200,000 of which approximately $500,000 has been incurred to date. Appendix A sets forth information relating to EnPro’s directors, director nominees and officers who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees or because they may be soliciting proxies on our behalf.

SHAREHOLDER PROPOSALS

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2009 annual shareholders’ meeting must ensure that our Secretary receives the proposal between December 31, 2008 and January 30, 2009 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from April 30, 2009). Each notice must include:

•	a brief description of each proposed matter of business and the reasons for conducting that business at the annual meeting;

•	the name and address of the shareholder proposing the matter, and of any other shareholders believed to be supporting the proposal;

•	the number of shares of each class of the our common stock that these shareholders own; and

•	any material interest that these shareholders have in the proposal.

If the notice contains a nomination to the board of directors, it must also contain the following information:

•	The name and address of the person or persons to be nominated;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•	all other information regarding each nominee that would be required to be included in a proxy statement if the board had nominated the nominee; and

•	the written consent of each nominee to serve as a director if elected.

In addition, we must receive any shareholder proposal intended to be included in our proxy statement for the 2009 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before November 24, 2008. Applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2009 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Richard L. Magee
Secretary

March 24, 2008

PLEASE VOTE YOUR SHARES USING THE ENCLOSED WHITE PROXY CARD

APPENDIX A

PARTICIPANT INFORMATION

EnPro Industries, Inc. (“EnPro”), and certain of its directors, director nominees and officers are “participants” in a solicitation of proxies in connection with EnPro’s upcoming 2008 annual meeting of stockholders. Each of the directors, director nominees and officers of EnPro who are “participants” in the solicitation are listed below, together with the number of equity securities of EnPro beneficially owned by each of these persons as of February 29, 2008. Each of the individuals listed below may make solicitations of proxies, written consents or the like in respect of the election of EnPro’s director nominees by mail, email, telephone, in person, by facsimile, by internet communication, or by any other available means, but will not receive compensation therefor apart from any salary or wage that any of the persons normally receives. Except as noted in the footnotes to the table below, none of the persons listed below owns any equity securities of EnPro of record that such person does not own beneficially. Unless otherwise indicated, for each person, the principal business address is care of EnPro Industries, Inc., 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, and each occupation set forth opposite an individual’s name refers to employment with EnPro.

		Shares of
		Common Stock
Name	Title and Address	Owned(1)

William R. Holland	Non-Executive Chairman of the Board of Directors	38,165
Ernest F. Schaub(2)	President, Chief Executive Officer and Director	491,419
Stephen E. Macadam(2)(3)	Director Nominee	—
J. P. Bolduc	Director; Chairman and Chief Executive Officer of JPB Enterprises, 8820 Columbia 100 Parkway, Suite 400, Columbia, Maryland 21045	1,000
Peter C. Browning	Director; Former Dean, McColl School of Business, Queens University, c/o 5605 Carnegie Blvd., Suite 500, Charlotte, NC 28209	4,340
Joe T. Ford	Director; Former Chairman, ALLTEL Corporation, c/o 5605 Carnegie Blvd., Suite 500, Charlotte, NC 28209	10,000
Gordon D. Harnett	Director; Former Chairman and Chief Executive Officer, Brush Engineered Materials, Inc., c/o 5605 Carnegie Blvd., Suite 500, Charlotte, NC 28209	2,060
David L. Hauser	Director; Group Executive and Chief Financial Officer, Duke Energy Corporation, 526 S. Church Street, Charlotte, NC 28202	800
Wilbur J. Prezzano, Jr.	Director; Former Vice Chairman of Eastman Kodak Company; Non-executive Chairman, Lance Inc., 14120 Ballantyne Corporate Place, Suite 350, Charlotte, NC 28277	—
William Dries	Senior Vice President and Chief Financial Officer	154,681
Richard L. Magee	Senior Vice President, General Counsel and Secretary	128,333
J. Milton Childress II	Vice President, Strategic Planning and Business Development	9,576
Donald G. Pomeroy II	Vice President and Controller	26,167
Robert D. Rehley	Vice President and Treasurer	24,553

(1)	These numbers include the following shares that the executive officers may acquire within 60 days after February 29, 2008 through the exercise of stock options: Mr. Schaub, 284,624 shares; Mr. Dries, 103,100 shares;

Mr. Magee, 90,000 shares; Mr. Pomeroy, 18,100 shares; and Mr. Rehley 18,100 shares; and all directors and executive officers as a group, 513,924 shares. The numbers also include shares held in the EnPro Retirement Savings Plan for Salaried Employees, allocated as follows: Mr. Dries, 728 shares and Mr. Magee, 14 shares. In addition, these numbers include restricted shares as follows: Mr. Dries, 11,220 shares; Mr. Magee, 10,209 shares; and Mr. Childress, 7,926 shares. All other ownership is direct, except that Mr. Schaub and Mr. Dries indirectly own 6,000 shares and 200 shares, respectively, which are owned by family members. These numbers do not include directors’ phantom shares or stock units credited to non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees, as follows: Mr. Holland, 16,348 phantom shares; Mr. Bolduc, 16,348 phantom shares and 1,520 stock units; Mr. Browning, 16,348 phantom shares and 7,599 stock units; Mr. Ford, 16,348 phantom shares and 8,473 stock units; Mr. Harnett, 16,348 phantom shares and 6,483 stock units; Mr. Hauser, 3,341 phantom shares; and Mr. Prezzano, 4,312 phantom shares and 4,300 stock units.

(2)	On March 10, 2008, we announced our board of directors’ appointment of Mr. Macadam to serve as EnPro’s Chief Executive Officer and President effective with the commencement of his employment on April 14, 2008. At that time, our current Chief Executive Officer and President, Ernest F. Schaub, will step down from those positions in connection with his previously announced retirement plans.

(3)	Pursuant to his employment agreement, which we entered into on March 10, 2008, upon Mr. Macadam’s commencement of employment on April 14, 2008, we will grant an inducement award to him of 53,500 shares of restricted stock which vest in annual increments of 33.33% beginning with the third anniversary of the commencement of his employment.

Terms of Employment Agreement with Mr. Macadam

On March 10, 2008, we entered into an employment agreement with Mr. Macadam to establish the terms of his employment. The employment agreement provides for the period of Mr. Macadam’s employment to commence on April 14, 2008. During the period of his employment, Mr. Macadam is to serve as Chief Executive Officer and President of EnPro.

The employment agreement provides for an initial annual salary of $825,000. The employment agreement provides that upon commencing employment he will receive a grant under our Amended and Restated 2002 Equity Compensation Plan of stock options with respect to 100,000 shares, exercisable at the then fair market value as provided in that plan, which options will vest in annual increments of 33.33% on each of the first three anniversaries of the date of his employment. The employment agreement also provides for an inducement award of 53,500 shares of restricted stock which vest in annual increments of 33.33% beginning with the third anniversary of the commencement of his employment. This award will be made outside our Amended and Restated 2002 Equity Compensation Plan.

The employment agreement provides that Mr. Macadam will be eligible to participate in our Senior Executive Annual Performance Plan, with a target opportunity equal to 100% of his annual base salary and a maximum opportunity of 200% of annual base salary. Mr. Macadam would participate in the plan for 2008, with an award pro rated based on the period of his service during the year.

The employment agreement also provides that beginning January 1, 2009, Mr. Macadam will be eligible to participate in our Long-Term Incentive Plan (the “LTIP Plan”). On January 1, 2009, he will be eligible to receive two awards issued under the LTIP Plan. The first such award will be for a two-year performance period 2009 through 2010, and will have a target incentive of $1,400,000. The second such award will be for a three-year performance period 2009 through 2011. Each award will be governed by the terms and conditions of the LTIP Plan.

In addition to these awards under the LTIP Plan, Mr. Macadam will receive two pro rated awards, calculated and paid according to the terms of the LTIP Plan but not awarded under the LTIP Plan, for the three-year performance cycles ending December 31, 2008 and December 31, 2009. These pro rated awards are to be paid in cash and the employment agreement includes provisions providing for guarantees of the target amount of these two awards up to a fixed aggregate amount.

Upon the completion of the first regular pay period following Mr. Macadam’s commencement of employment, he will receive a signing bonus of $426,000. During a transition period to last no longer than June 1, 2010, we will reimburse Mr. Macadam for his expenses in commuting between his residence in Atlanta to our headquarters in Charlotte, including the cost of maintaining an apartment in Charlotte, evening meal costs and transportation costs. In addition, we will make additional payments to indemnify him on a net-after-tax basis for any income tax associated with those reimbursement payments. Mr. Macadam will also be eligible for reimbursement of qualifying expenses under our relocation policy, with such modifications to that policy to accommodate the commuting period. Mr. Macadam will also be eligible to participate in other benefits and benefit plans made available to our senior executives, including severance benefits.

The period of employment under the employment agreement will terminate upon Mr. Macadam’s death, resignation or termination of employment by EnPro. We may terminate Mr. Macadam’s employment for any reason, and Mr. Macadam may resign his employment for any reason. The employment agreement also provides for the maintenance of confidential information by Mr. Macadam and includes a covenant against certain activities in competition against EnPro for two-years following termination of employment.

The employment agreement provides that upon the commencement of Mr. Macadam’s employment, we will enter into a management continuity agreement in the form attached to the employment agreement, which form is on identical terms as our existing management continuity agreement with Mr. Schaub. The management continuity agreement would provide Mr. Macadam’s employment to continue following a “change in control” of EnPro for a period of three years, in the same position and with the same responsibilities and authority, and with the same benefits and level of compensation, including average annual increases. If we or our successor terminated his employment during this continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason,” Mr. Macadam would be entitled to the following payments and benefits:

•	His annual base salary for a period of three years, which we refer to as the payment period, in a lump sum cash payment.

•	His pro rata target bonus for the year of termination, in a lump sum cash payment.

•	A lump sum cash payment equal to the market value of the performance shares awarded to him under the LTIP for each incomplete performance period. The amount paid out would be based on a specified mix of actual and targeted performance.

•	A lump sum cash payment intended to approximate continuation of annual bonuses for the rest of the payment period. This payment will be equal to the number of years in his payment period, multiplied by the greatest of (1) his most recent annual bonus, (2) his target annual bonus for the year of termination, or (3) his target annual bonus for the year in which the change in control occurs.

•	A lump sum cash payment intended to approximate the value of foregone performance share and phantom performance share LTIP awards for the rest of the payment period.

•	Continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements, as well as the ability to exercise any vested options, during his payment period (unless he were then age 55 or older and eligible to retire).

•	In addition to the benefits to which he was entitled under our retirement plans, a lump sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	A tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits.

In addition, he would be entitled to reimbursement of attorneys’ fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.

INFORMATION REGARDING TRANSACTIONS IN OUR SECURITIES
BY PARTICIPANTS

The following table sets forth information regarding acquisitions and dispositions during the past two years of shares of our common stock by our directors, director nominees and officers who, under the rules of the Securities Exchange Commission, are “participants” in our solicitation of proxies in connection with the Annual Meeting. Except as set forth below or as otherwise disclosed in this proxy statement, none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

	Acquisitions (Dispositions) of Shares of
	Common Stock
	(01/06-02/08)
		Number of
Name	Date	Shares	Transaction Footnote

Ernest F. Schaub	8/8/2006	7,000	1
	2/13/2007	40,386	2
	2/23/2007	9,000	1
	2/23/2007	(9,000)	3
	3/1/2007	9,000	1
	3/1/2007	(9,000)	3
	4/2/2007	9,000	1
	4/2/2007	(9,000)	3
	5/1/2007	9,000	1
	5/1/2007	(9,000)	3
	6/1/2007	9,000	1
	6/1/2007	(9,000)	3
	7/2/2007	9,000	1
	7/2/2007	(9,000)	3
	8/1/2007	9,000	1
	8/1/2007	(9,000)	3
	8/13/2007	26,876	1
	9/4/2007	9,000	1
	9/4/2007	(9,000)	3
	10/2/2007	9,000	1
	10/2/2007	(9,000)	3
	10/16/2007	8,200	1
	11/1/2007	9,000	1
	11/1/2007	(9,000)	3
	12/14/2007	1,700	1
	2/12/2008	28,010	2
William Dries	2/13/2007	13,463	2
	2/13/2007	5,041	4
	2/12/2008	11,220	5
	2/12/2008	9,339	2
Richard L. Magee	2/13/2007	11,841	2
	2/13/2007	(3,842)	4
	2/12/2008	10,209	5
	2/12/2008	8,170	2
	2/22/2008	(3,059)	4
J. Milton Childress	8/8/2007	1,000	6
	2/12/2008	7,926	5
Donald G. Pomeroy	11/5/2007	(102)	7

	Acquisitions (Dispositions) of Shares of
	Common Stock
	(01/06-02/08)
		Number of
Name	Date	Shares	Transaction Footnote

	2/12/2008	1,716	2
	2/22/2008	(556)	4
Robert D. Rehley	2/13/2007	2,493	2
	2/13/2007	(808)	4
	2/20/2007	(1,900)	8
	2/12/2008	1,636	2
	2/22/2008	(531)	4
David L. Hauser	2/28/2007	500	6
	12/3/2007	300	6
William R. Holland	11/6/2006	(1,550)	9
	11/8/2006	(1,535)	9

1.	Shares acquired through the exercise of options.

2.	Shares acquired under the EnPro Industries, Inc. Long-Term Incentive Plan.

3.	Shares sold pursuant to a Rule 10b5-1 trading plan dated November 24, 2006.

4.	Shares surrendered to cover the tax liability arising from the receipt of shares pursuant to awards made under the EnPro Industries, Inc. Long-Term Incentive Plan.

5.	Grant of restricted stock under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan.

6.	Open market purchase.

7.	Sale of shares allocated to participant’s account under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees.

8.	Open market sale.

9.	Gift of shares.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of our knowledge, no associate of any person listed above under “Participant Information” beneficially owns any shares of common stock or other securities of EnPro. Furthermore, except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of our knowledge, no person listed above under “Participant Information” or any of his or her associates, is either a party to any transactions or series of similar transactions since the beginning of our last fiscal year, or any currently proposed transaction or series of similar transactions, in which we or any of our subsidiaries was or is to be a party and the amount involved exceeds $120,000, and in which any such person or any of his or her associates had or will have, a direct or indirect material interest.

To the best of our knowledge, except as described in this Appendix A or as otherwise disclosed in this proxy statement, no person listed above under “Participant Information” or any of his associates has entered into any agreement or understanding with any person respecting any future employment by us or our affiliates or any future transactions to which we or any of our affiliates will or may be a party. Except as described in this Appendix A or as otherwise disclosed in this proxy statement, to the best of our knowledge, there are no contracts, arrangements or understandings by any of the persons listed above under “Participant Information” within the past year with any person with respect to any securities of EnPro, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Appendix A or as otherwise disclosed in this proxy statement, to the best of our knowledge, none of the persons listed above under “Participant Information” owns beneficially any securities of any subsidiary of EnPro.

Except as described in this Appendix A or as otherwise disclosed in this proxy statement, to the best of our knowledge, no person listed above under “Participant Information” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

There are no material proceedings to which any person listed above under “Participant Information” or any associate of any such person is a party adverse to EnPro or any of is subsidiaries or has a material interest adverse to EnPro or any of its subsidiaries. There are no family relationships among the directors, director nominees and executive officers of EnPro.

APPENDIX B

PROPOSED AMENDMENT TO ARTICLE 9(a) OF THE ARTICLES OF INCORPORATION

As amended, Article 9(a) of the articles of incorporation would read as follows (changes proposed to the current text of Article 9(a) are underlined):

9. (a) Any direct or indirect purchase or other acquisition by the Corporation of shares of Voting Stock (as hereinafter defined) from an Interested Shareholder (as hereinafter defined) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased or an unsolicited transaction effected through the facilities of a national securities exchange or automated quotation system, at a per share price in excess of the Market Price (as hereinafter defined), at the time of such purchase or any agreement in respect thereof (whichever is earlier), of the shares so purchased, shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by the Interested Shareholder, voting together as a single class. An unsolicited transaction is any transaction in which the Corporation does not solicit or arrange for the solicitation of orders from an Interested Shareholder to sell Voting Stock in anticipation of or in connection with such transaction, and a transaction shall not be deemed to be solicited by virtue of any public announcement by the Corporation of its intention to acquire shares of Voting Stock or any public announcement by the Corporation of its acquisition of shares of Voting Stock.

B-1

ANNUAL MEETING OF SHAREHOLDERS
APRIL 30, 2008

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

ANNUAL MEETING OF SHAREHOLDERS OF
ENPRO INDUSTRIES, INC.
On April 30, 2008

Please vote your shares electronically or by phone, or
please date, sign and mail your WHITE proxy card in the
envelope provided as soon as possible.

IMPORTANT: PLEASE VOTE THIS WHITE PROXY CARD PROMPTLY!

WHITE PROXY CARD
ENPRO INDUSTRIES, INC.
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on April 30, 2008.

The undersigned hereby appoint(s) William Dries and Richard L. Magee, and each of them singularly, attorneys and agents with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in EnPro Industries, Inc. Common Stock as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held on April 30, 2008 and at any postponements and adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting. The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of EnPro Industries, Inc. Common Stock held by the undersigned.

This card also constitutes your voting Instructions for any and all shares held by The Bank of New York for your account and will be considered to be voting instructions to the plan trustee(s) with respect to shares held in accounts under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees and the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees. If you are a participant under any of these plans, please vote your shares electronically or return your proxy no later than Monday, April 28, 2008.

(Continued and to be signed on the reverse side.)

ENPRO INDUSTRIES, INC.

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

You may vote by phone or internet up until 11:59 PM
Eastern Time on April 29, 2008.

INTERNET	TELEPHONE	MAIL

www.cesvote.com	1-888-693-8683

• Go to the website address listed above.	• Use any touch-tone telephone.	• Mark, sign and date your WHITE PROXY CARD.

• Have your WHITE PROXY CARD ready.	• Have your WHITE PROXY CARD ready.	• Detach your WHITE PROXY CARD.

• Follow the simple instructions that appear on your computer screen.	• Follow the simple recorded instructions.	• Return your WHITE PROXY CARD in the postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

(continued from other side)

êDETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNETê

The Board Recommends a Vote FOR all Nominees and FOR Proposals 2 and 3.

WITHHOLD AUTHORITY
	FOR ALL	FOR ALL
	NOMINEES	NOMINEES	EXCEPTIONS
1. Election Of Directors:	☐	☐	☐

Nominees:	01 — William R. Holland,	02 — Stephen E. Macadam,	03 — J.P. Bolduc,
	04 — Peter C. Browning,	05 — Joe T. Ford,	06 — Gordon D. Harnett,
	07 — David L. Hauser,	08 — Wilbur J. Prezzano, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

2.	Approve an amendment to EnPro Industries, Inc.’s articles of incorporation to clarify the provision restricting the repurchase of shares by revising Article 9(a) thereof to read as set forth in Appendix B to the proxy statement of EnPro Industries, Inc. dated March 24, 2008:	FOR ☐	AGAINST ☐	ABSTAIN ☐
Votes must be indicated (x) in Black or Blue ink.  ☒

This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR election of the Directors and FOR proposals 2 and 3, or if this card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

3.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008:	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

To change your address please mark this box.  ☐
INSTRUCTIONS — Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

Date:   , 2008

Share owner sign here:

Title or Authority:

Co-owner sign here: